EXECUTION COPY

Exhibit 10.2

AMENDED AND RESTATED

JOINT VENTURE AND OPERATING AGREEMENT

OF

RENTECH GRAANUL, LLC

a Delaware Limited Liability Company

Dated as of April 30, 2013

MEMBERSHIP INTERESTS IN RENTECH GRAANUL, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE NOT OTHERWISE BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION. THE MEMBERSHIP INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE MEMBERSHIP INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND CANNOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (i) THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RENTECH GRAANUL, LLC, AND (ii) APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS. THEREFORE, PURCHASERS OF THE MEMBERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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Exhibit A	Initial Members, Initial Capital Contributions, Initial Capital Account Balances, Initial Units and Initial Percentage Interests

Exhibit B	Initial Managers

Exhibit C	Approved Projects and Proposed New Mill Projects as of the Effective Date

Exhibit D	Loan Terms

Exhibit E	Form of Public Entity Warrant

Exhibit F	Guarantee Facility Agreement Terms

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AMENDED AND RESTATED

JOINT VENTURE AND OPERATING AGREEMENT

OF

RENTECH GRAANUL, LLC

This AMENDED AND RESTATED JOINT VENTURE AND OPERATING AGREEMENT (the “Agreement”) of RENTECH GRAANUL, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of April 30, 2013 (the “Effective Date”), by and among (a) Rentech WP U.S. INC., a Delaware corporation (“Rentech”), and Graanul Invest AS, an Estonian corporation (“Graanul”), each as a Member, (b) each Additional Member and Substitute Member from time to time admitted in accordance with this Agreement, in each case for so long as such party remains a Member of the Company, and (c) solely for the purposes of Section 3.8, Section 6.6, Section 6.7, Section 6.10, Article 7, Section 9.25.1, Rentech, Inc., a Colorado corporation (“Rentech Parent”). The Company is organized under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as amended from time to time, the “Act”).

RECITALS

WHEREAS, the Company was formed by Fulghum Fibres, Inc., a Georgia corporation (“Fulghum”), and Graanul (together with Fulghum, the “Original Members”) as a Georgia limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Georgia on September 29, 2008 (as amended or amended and restated from time to time, including in connection with the conversion of the Company from a Georgia limited liability company to a Delaware limited liability company, the “Certificate”) in accordance with the Georgia Limited Liability Company Act;

WHEREAS, the Original Members entered into that Joint Venture and Operating Agreement of the Company dated as of September 29, 2008 (the “Original Agreement”), which from the date of the formation of the Company to the date hereof has governed the affairs of the Company as set forth therein;

WHEREAS, immediately prior to the Closing Date, (a) Fulghum shall transfer all of its Interest to Rentech, (b) Rentech shall be admitted as a Member and (c) Fulghum shall withdraw as a Member, pursuant to that certain Transfer and Termination Agreement to be entered into among Fulghum, Rentech and Graanul;

WHEREAS, on the Closing Date, the Company shall convert from a Georgia limited liability company to a Delaware limited liability company pursuant to and in accordance with the Act and the Georgia Limited Liability Company Act and is changing its name from “Fulghum Graanul, LLC” to “Rentech Graanul, LLC”; and

WHEREAS, the parties hereto desire to continue the Company as a limited liability company in accordance with the Act and to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

Section 1.1 Continuation. The Members hereby continue the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. Upon the Closing Date, each of Rentech and Graanul hereby continues as a Member of the Company.

Section 1.2 Name. The name of the Company shall be Rentech Graanul, LLC. The Company may also conduct business at the same time under one or more fictitious names, as determined by the Board. The Board may change the name of the Company, from time to time, in accordance with applicable law.

Section 1.3 Principal Office; Other Places of Business. The principal office of the Company shall be located at 10877 Wilshire Blvd., Suite 600, Los Angeles, CA 90024, United States, or at such other place as the Requisite Managers may from time to time designate in accordance with Section 6.2.1. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Requisite Managers may from time to time designate in accordance with Section 6.2.1.

Section 1.4 Business Purpose. The primary purpose of the Company is to construct, develop, own, operate, lease and sell Wood Pellet Mills in the United States and Canada. The Company may also (a) engage in any other lawful acts or activities as the Board deems necessary, convenient, desirable or incidental to the foregoing purpose and (b) carry on any other lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act as may be agreed upon from time to time by all the Requisite Members.

Section 1.5 Certificate of Formation; Filings. The Certificate was previously filed with the Secretary of State of the State of Georgia as required by the Georgia Limited Liability Company Act, and upon conversion of the Company from a Georgia limited liability company to a Delaware limited liability company the Certificate was filed with the Secretary of State of the State of Delaware as required by the Act. Subject to Section 6.2.2, the Board may cause to be executed and filed any amendments to the Certificate from time to time as the Board shall deem necessary or advisable. The Board may also cause to be made, on behalf of the Company, such additional filings and recordings as the Board shall deem necessary or advisable.

Section 1.6 Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified registered agent for service of process on the Company in the State of Delaware. As of the Closing Date: (a) the address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801; and (b) the Company’s registered agent for service of process at such address is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. Such office and agent may be changed from time to time by the Board.

Section 1.7 Term. The term of the Company commenced on the date that the Certificate was filed with the Secretary of State of the State of Georgia, and shall continue until the Company is dissolved in accordance with this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement.

Section 1.8 Partnership Status for Income Tax Purposes. It is the intent of the Members that the Company shall be characterized as a “partnership” for federal, state and, if applicable, local income tax purposes, and the Members shall take all actions necessary to cause the Company to be treated as such. Neither the Company nor any Member shall make any election or take any action inconsistent with such intent. Such characterization solely for such tax purposes does not create or imply a general partnership among the Members for state law or any other purpose.

ARTICLE 2

DEFINITIONS

Section 2.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Acceptance Notice” is defined in Section 6.6.1(c).

“Acquired Entity” is defined in Section 6.7.1.

“Acquiring Member” is defined in Section 6.7.1.

“Acquisition Notice” is defined in Section 6.7.1.

“Act” is defined in the Preamble.

“Actions” is defined in Section 6.9.1.

“Additional Members” is defined in Section 3.4.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the negative balance, if any, in such Member’s Adjusted Capital Account.

“Affected Member” is defined in Section 3.6.2.

“Affiliate” means, with reference to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. The Company and its Subsidiaries shall not be considered Affiliates of the Members or of the Members’ Affiliates for purposes of this Agreement.

“Agreement” is defined in the Preamble.

“Annual Business Plan” is defined in Section 6.2.3(c).

“Applicable Price per Unit” means, as of any date of determination, (a) the then current Total Capital of the Company, divided by (b) the number of Units then issued and outstanding.

“Appraised Price” is defined in Section 6.6.6(b).

“Approved Project” is defined in Section 6.6.1(c).

“Assignee” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in accordance with the terms of this Agreement, and (b) who has not been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Board” is defined in Section 6.1.1.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the Board may make such modification.

“Capital Contributions” means: (a) with respect to any Member and any Units, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member in respect of such Units, whether as an initial Capital Contribution or as an additional Capital Contribution, net of liabilities of such Member assumed by the Company in connection with the contribution or to which the contributed property is subject at the time of the contribution; or (b) where the context requires, any particular such contribution individually. For the avoidance of doubt, “Capital Contributions” shall exclude any loans (whether subordinated or not) (including Tranche B Loans and Tranche A Loans) made available by Members to the Company or its Subsidiaries (unless and until the Requisite Members have jointly decided to convert such Members’ loans or relevant part of them into the capital as Capital Contributions).

“Capital Shortfall” is defined in Section 6.6.2(f).

“Cash Available for Distribution” means, as of a specified date and subject to the requirements of any material agreements of the Company or its Subsidiaries and after full repayment of the principal and interest under any and all outstanding Tranche B Loans, all unrestricted Company cash and cash equivalents then on hand less (a) current payments required to be made in connection with any loan to the Company or any other loan secured by a Lien on any Company Assets, including any and all outstanding Tranche B Loans made to the Company, (b) payments required in connection with all other liabilities of the Company, and (c) any other amounts set aside for the restoration, increase or creation of reserves, all as determined in good faith by the Requisite Managers.

“Certificate” is defined in the Recitals.

“Claim” is defined in Section 6.9.10.

“Closing Date” is defined in Section 9.26.

“Co-Sale Interest” is defined in Section 7.9.1.

“Co-Sale Notice” is defined in Section 7.9.1.

“Co-Sale Offeree” is defined in Section 7.9.1.

“Co-Sale Participation Percentage” is defined in Section 7.9.1.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Competitor” means any Person that is directly or indirectly (or whose Affiliates are directly or indirectly) engaged in the business of manufacturing or selling Wood Pellets within the Restricted Area or any portion thereof. For the avoidance of doubt, the Company and each Subsidiary of the Company shall not be deemed a Competitor.

“Control” (including as used in the terms “Controlling,” “Controlled by” and “under common Control with”) means possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in a Person or the voting power of a Person or (b) the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, by agreement or otherwise).

“CPI” means the Consumer Price Index for All Urban Consumers: U.S. city average, all items (base year 1982-1984=100), published by the United States Department of Labor, Bureau of Labor Statistics.

“Debt Purchase Right” is defined in Section 6.6.2(i).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the Board and provided, further, that if the remedial allocation method of Regulations Section 1.704-3(d) is used, Depreciation shall be determined under Regulations Section 1.704-3(d)(2).

“Discount Factor” means, with respect to any funding by a non-defaulting Member to the Company in respect of an Approved Project following a Capital Shortfall or a Loan Shortfall, a fraction expressed as a percentage, (a) the numerator of which is the aggregate amount of Capital Contributions or loan advances that such defaulting Member would contribute to the Company in respect of such Approved Project as set forth in the most recent estimated budget for such Approved Project approved by the Board, less the sum of any such Capital Shortfall and any such Loan Shortfall, and (b) the denominator of which is the aggregate amount of Capital Contributions and loan advances that such Member would contribute to the Company in respect of such Approved Project as set forth in the most recent estimated budget for such Approved Project approved by the Board.

“Effective Date” is defined in the Preamble.

“Enforcement Notice” is defined in Section 6.6.2(i).

“Enforcement Response” is defined in Section 6.6.2(i).

“EPC Services” means open book engineering, procurement and construction services through commissioning of the applicable Wood Pellet Mill.

“Equity Interests” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Exclusivity Period” means the period commencing on the Closing Date and ending on the earliest of (a) the five-year anniversary of the Closing Date, (b) the date on which either Rentech or Graanul (together with its respective Affiliates) ceases to hold at least 20% of the total Interests in the Company, and (c) the date on which the Company and/or its Subsidiaries have completed New Mill Projects that are in operation and have an aggregate annual nameplate capacity of 1,250,000 metric tons of Wood Pellets.

“Existing Mill” means a Wood Pellet Mill in operation in the Restricted Area, or that was previously in operation in the Restricted Area and for which the necessary commercial agreements and permits to be put into operation in the Restricted Area have been obtained, prior to the time Rentech, Graanul or their respective Affiliates acquire either such Wood Pellet Mill or an Equity Interest in the Person that directly or indirectly owns such Wood Pellet Mill.

“Fiscal Year” is defined in Section 9.3.

“Fulghum” is defined in the Recitals.

“Funding Party(ies)” is defined in Section 6.6.2(a).

“Graanul” is defined in the Preamble.

“Graanul Managers” is defined in Section 6.1.2.

“Graanul Obligations” is defined in Section 9.25.2.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board.

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times:

(i) the acquisition of an Interest in the Company by a new Member or the acquisition of an additional Interest in the Company by an existing Member, in either case, in exchange for more than a de minimis Capital Contribution, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest in the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company; and

(v) at such other times as the Board shall determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Gross-Up Factor” means, with respect to any loans made by a non-defaulting Member or Funding Party to the Company or a Project Entity in respect of an Approved Project following a Tranche A Loan Shortfall or a Capital Shortfall, a fraction expressed as a percentage, (a) the numerator of which is (i) in case of a Tranche A Loan Shortfall, the aggregate amount of funding under the Tranche A Loan that the defaulting Member or Funding Party would contribute to the Project Entity in respect of such Approved Project as set forth in the most recent estimated budget for such Approved Project approved by the Board, or (ii) in case of a Capital Shortfall, the aggregate amount of funding that the defaulting Member or Funding Party would contribute to the Company in respect of such Approved Project in the form of Capital Contributions or Tranche B Loans as set forth in the most recent estimated budget for such Approved Project approved by the Board, and (b) the denominator of which is (i) in case of a Tranche A Loan Shortfall, the aggregate amount of funding under the Tranche A Loan that such defaulting Member or Funding Party would make to the Project Entity in respect of such Approved Project as set forth in the most recent estimated budget for such Approved Project approved by the Board, less the sum of such Tranche A Loan Shortfall, or (ii) in case of a Capital Shortfall, the aggregate amount of funding that the defaulting Member or Funding Party would contribute to the Company in respect of such Approved Project in the form of Capital Contributions or Tranche B Loans as set forth in the most recent estimated budget for such Approved Project approved by the Board, less the sum of Capital Shortfall.

“Guarantee Facility Agreement” is defined in Section 3.8.

“Indemnitee” is defined in Section 6.9.1.

“Initial Public Offering” is defined in Section 6.6.6(a).

“Interest” means the entire equity ownership interest of a Member in the Company at any particular time, including any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Intermediate Subsidiary” is defined in Section 7.1.2(a).

“Liabilities” is defined in Section 6.9.1.

“Lien” means any direct or indirect mortgage, pledge, lien, hypothecation, charge, security interest or other encumbrance.

“Liquidator” is defined in Section 8.5.1.

“Loan Shortfall” is defined in Section 6.6.2(f).

“Manager” is defined in Section 6.1.1.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means the Persons from time to time owning Interests, including any Substitute Members and any Additional Members, in each case for so long as such Person continues to own an Interest. Each Member is referred to individually as a “Member.” For purposes of the Act, the Members of the Company shall constitute a single class or group of members.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Sections 5.2 and 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.4.2 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“New Mill Notice” is defined in Section 6.6.1(a).

“New Mill Project” means a project to construct a new Wood Pellet Mill in the Restricted Area. Exhibit C hereto sets forth proposed New Mill Projects as of the Closing Date under the heading “Proposed New Mill Projects”. Notwithstanding the foregoing, and for the avoidance of doubt, a “New Mill Project” does not include an Existing Mill.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-Proposing Member” is defined in Section 6.6.1(a).

“Officer” is defined in Section 6.4.

“Offtake Agreement” means an agreement between one or more of the Company or its Subsidiaries (including, in the case of an Existing Mill, any such Subsidiary acquired by Rentech or Graanul) and a third party for the sale and purchase of Wood Pellets.

“Original Agreement” is defined in the Recitals.

“Original Members” is defined in the Recitals.

“Participants” is defined in Section 6.12.1.

“Percentage Interest” means, with respect to a Member as of any date of determination, the fraction expressed as a percentage, the numerator of which is the number of Units held by such Member and the denominator of which is the total number of Units held by all Members, as set forth opposite such Member’s name on Exhibit A hereto, as such Exhibit A may be amended from time to time in accordance with this Agreement. In the event Exhibit A is not so amended in connection with the issuance of new or additional Interests or Units, such Member’s Percentage Interest shall be the percentage set forth as such in the books and records of the Company.

“Permitted Transferee” means (a) with respect to Rentech, any wholly owned Subsidiary of Rentech Parent, and (b) with respect to Graanul, any wholly owned Subsidiary of Graanul.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, an unincorporated organization, a government or any department, agency or authority thereof, or any other entity or organization.

“Primary Indemnitors” is defined in Section 6.9.11.

“Project Entity” is defined in Section 6.6.1(c).

“Proposed Business Plan” is defined in Section 6.2.3(a).

“Proposing Member” is defined in Section 6.6.1(a).

“Project Budget” is defined in Section 6.6.2(a).

“Public Entity” is defined in Section 6.6.6(a).

“Public Entity Warrants” is defined in Section 6.6.6(b).

“Purchase Agreement” is defined in Section 9.26.

“Purchase Notice” is defined in Section 6.7.1.

“Regulation D” is defined in Section 9.2.2(e).

“Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Rentech” is defined in the Preamble.

“Rentech Managers” is defined in Section 6.1.2.

“Rentech Obligations” is defined in Section 9.25.1.

“Rentech Parent” is defined in the Preamble.

“Requisite Managers” means at least four Managers; provided that (a) for so long as Graanul, together with its Affiliates, owns at least 20% of the total Interests in the Company, at least one of such Managers must be a Graanul Manager and (b) for so long as Rentech, together with its Affiliates, owns at least 20% of the total Interests in the Company, one of such Managers must be a Rentech Manager. For the avoidance of doubt, if under this Agreement any approval shall be obtained from, or any decision or action shall be made by, the “Requisite Managers” then it shall be required that all Requisite Managers give their approval and/or vote in favour of such decision or action.

“Requisite Members” means, as of any date of determination, each Member that, together with its Affiliates, holds at least 20% of the total Interests in the Company as of such date of determination.

“Restricted Area” means the United States and Canada.

“Restricted Period” is defined in Section 6.10.1.

“ROFR Election Period” is defined in Section 7.8.

“ROFR Offer Notice” is defined in Section 7.8.

“ROFR Offeree” is defined in Section 7.8.

“Securities Act” is defined in the Section 9.2.2.

“Selling Member(s)” is defined in Section 7.7.1.

“Subordinated Project Loans” is defined in Section 6.6.2(c).

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Substitute Member” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its Interest, and (b) who has been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Take-Along Member” is defined in Section 7.7.1.

“Tax Matters Partner” is defined in Section 9.7.1.

“Total Capital” means, as of any date of determination, the sum of (a) the aggregate Capital Accounts of the Members as of such date (excluding, for the purposes of this definition, any liabilities and obligations assumed by Rentech or any of its Affiliates under the Guarantee Facility Agreement), and (b) the aggregate principal amount of the Tranche B Loans outstanding as of such date.

“Tranche A Lender” is defined in Section 6.6.2(b).

“Tranche A Loan” is defined in Section 6.6.2(a).

“Tranche A Loan Shortfall” is defined in Section 6.6.2(g).

“Tranche B Loan” is defined in Section 6.6.2(a).

“Transfer” means, with respect to any Interest or portion thereof, any direct or indirect sale, conveyance, exchange, assignment, gift, bequest, hypothecation, Lien or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Lien, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), or an agreement to do any of the foregoing. The terms “Transferred” and “Transferring” shall have correlative meanings.

“Units” means, with respect to any Member, the units evidencing the Interests of the Company as set forth herein, which units are issued to such Member in the numbers set forth opposite such Member’s name on Exhibit A hereto, as such Exhibit A may be amended from time to time in accordance with this Agreement. In the event Exhibit A is not so amended in connection with the issuance of new or additional Interests, or any transfer of Interests, such Member’s Units shall be as is set forth as such in the books and records of the Company.

“Wood Pellet Mill” means a facility that chips, dries, mills, presses or densifies wood, roundwood, sawdust, shavings, mill residuals, bark or other woody biomass to produce Wood Pellets for sale in residential or industrial markets.

“Wood Pellets” means wood pellets six to 12 millimeters in diameter used as a form of heating fuel.

“Wood Processing Services” means receiving, procuring, processing (including chipping and pelleting), drying, debarking, storing, hogging, reclaiming, loading, marketing, distributing, transporting or selling timber, wood chips, bark or biomass material.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

Section 3.1 Generally. The names, addresses, initial Capital Contributions, initial Capital Account balances, initial Units and initial Percentage Interests of the initial Members, each as of the Closing Date, are set forth on Exhibit A hereto. Exhibit A may be amended from time to time by the Board to reflect the admission of Additional Members or Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Units and Percentage Interests pursuant to the terms of this Agreement, any changes in a Member’s status, and any additional Capital Contributions made from time to time by the Members. In the event Exhibit A is not so amended, such matters shall be reflected in the books and records of the Company, and the books and records of the Company shall be controlling.

Section 3.2 Capital Contributions.

3.2.1 No Obligation. Except as otherwise required by law or as provided in this Section 3.2 or Section 6.6.2, no Member shall be permitted or required to make any Capital Contributions to the Company.

3.2.2 Initial Capital Contributions. Each Member existing as of the Closing Date shall have made its respective initial Capital Contribution in respect of its Interest in the amount set forth opposite such Member’s name on Exhibit A hereto in exchange for its initial Capital Account balance, its initial Units and its initial Percentage Interest, each as of the Closing Date, as set forth on Exhibit A hereto.

3.2.3 Subsequent Capital Contributions. No Member shall be obligated to make any Capital Contributions after the Closing Date without its consent, and no Member or other Person shall be permitted to make any Capital Contributions after the Closing Date without the consent of the Requisite Managers. Upon the approval of the Requisite Managers, the Company may issue additional Interests to any Person (including any Member, any Affiliate of a Member and/or any third party) in exchange for such Capital Contributions (and otherwise on such terms and conditions) as the Requisite Managers may determine.

Section 3.3 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

Section 3.4 Additional Members. After the Closing Date, the Company may issue Interests directly from the Company to any Person (“Additional Members”), and admit Additional Members to the Company in connection therewith, with the consent of the Requisite Managers.

Section 3.5 Member Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, and (b) no Member shall withdraw any portion of its Capital Contributions or Capital Account or receive any distributions from the Company as a return of capital on account of such Capital Contributions.

Section 3.6 Bankruptcy of a Member.

3.6.1 Occurrence of Event. Upon the bankruptcy of any Member, subject to the other provisions of this Agreement, the Company shall not terminate and the Company’s business shall continue.

3.6.2 Continued Liability. Nothing herein contained shall be construed to relieve or release any bankrupt Member (an “Affected Member”) or its successors, assigns or representatives from any breaches or defaults or obligations of such Member to the Company pursuant to the provisions of this Agreement incurred as a result of, in connection with or prior to the termination or transfer of, as the case may be, its Interest, and all such breaches, defaults and obligations shall survive such event.

Section 3.7 Member Loans. In addition to financing contemplated in Sections 3.8 and 6.6.2, to the extent the Requisite Managers determine necessary or advisable for the business of the Company, one or more Members may, but shall not be obligated to, make loans or otherwise lend funds to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements with or for the benefit of, the Company or its Subsidiaries. No loans or other extensions of credit made by any Member to or for the benefit of the Company or its Affiliates shall have any effect on such Member’s Percentage Interest, such loans or other extensions of credit representing a debt of the Company or its Subsidiaries payable or collectible solely from the assets of the Company or its Subsidiaries in accordance with the terms and conditions upon which such loans were made.

Section 3.8 Rentech Guarantees. In the event that Rentech or its Affiliates (including Rentech Parent) provides any guarantee on behalf of any of the Subsidiaries of the Company, then any advances under such guarantee shall be in the form of a senior secured loan to such Subsidiary that will be governed by the terms and conditions of a guarantee facility agreement (the “Guarantee Facility Agreement”) with the terms and conditions consistent with those set forth on Exhibit F hereto, and such Subsidiary shall pay to Rentech or its applicable Affiliate the applicable fees set forth in the Guarantee Facility Agreement.

Section 3.9 Liability of Members. Notwithstanding anything to the contrary contained in this Agreement and except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member in its capacity as such shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company; and (b) no Member in its capacity as such shall in any event have any liability whatsoever in excess of the following (without duplication), solely by reason of being a Member of the Company: (i) the amount of any unfulfilled unconditional obligation of such Member to make Capital Contributions to the Company, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, the return of such wrongful distribution is required by this Agreement or by a non-waivable provision of the Act. Nothing in this Section 3.9 shall be deemed to limit a Member’s liability to the Company or to another Member in respect of any fraud by such Member, any breach by such Member of its representations and warranties in Section 9.2 or pursuant to any express provision of this Agreement.

Section 3.10 Initial Tranche B Loans. Prior to the Effective Date, each of Fulghum and Graanul have made loans to the Company as set forth on the balance sheet of the Company as of April 30, 2013. Within 60 days of the Closing Date, Rentech shall make a loan to the Company in an amount that, together with the loans made by Fulghum to the Company prior to the Effective Date, shall equal the amount of loans made by Graanul (as set forth on such balance sheet). All of such loans made by Rentech and Graanul shall be treated as Tranche B Loans under this Agreement. As soon as reasonably practicable after Rentech makes such loan, Rentech and Graanul shall, and shall cause the Company to, prepare and enter into loan documents setting forth the terms and conditions of such Tranche B Loans, which shall be consistent with the applicable terms set forth on Exhibit D hereto.

ARTICLE 4

DISTRIBUTIONS

Section 4.1 Distributions of Cash Available for Distribution.

4.1.1 Generally. Except as otherwise provided in this Section 4.1, Section 4.2, Section 4.3 and Article 8, no Member shall be entitled to receive distributions from the Company.

4.1.2 Interim Distributions. Except as otherwise provided in Section 4.2, Cash Available for Distribution shall be distributed to the Members (no later than 120 days after the end of each Fiscal Year or at such other times as determined by the Requisite Managers) in proportion to their respective Percentage Interests.

Section 4.2 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 8.

Section 4.3 Tax Distributions. No later than March 15 of each calendar year, to the extent that by any such March 15 the Company has not otherwise made sufficient distributions pursuant to Section 4.1.2 to meet the objectives of this Section 4.3 in respect of the applicable calendar year, the Requisite Managers shall cause a distribution to be made to each Member pursuant to Section 4.1.2 out of Cash Available for Distribution (if any) in such amount as the Requisite Managers in good faith determine (based on a single formula determined in good faith by the Requisite Managers and to be applied for all Members) is necessary to enable such Member to discharge its United States federal, state and local income tax liabilities arising from allocations made to such Member pursuant to Article 5 for the immediately prior calendar year. To the extent practicable and provided that the Company has Cash Available for Distribution, each as determined by the Requisite Managers in good faith (but for the avoidance of doubt, without any obligation of the Requisite Managers to seek Capital Contributions from any Member therefor or to cause the Company to make any borrowing), during each calendar year the Requisite Managers shall (to the extent of such Cash Available for Distribution, and provided that such Cash Available for Distribution is not otherwise being distributed to the Members at such time) establish reserves in such amount as they believe in good faith will enable the Company to make the distributions described in this Section 4.3 in respect of each calendar year. The Requisite Managers will not be liable for any inaccuracy in the amount of such reserves, for any inaccuracy in the estimation of any Member’s actual tax liabilities or for any failure of the reserves to be sufficient to make the full amount of any distribution provided for hereunder or to cover the full amount of a Member’s actual tax liabilities.

Section 4.4 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of United States federal, state, local or foreign taxes that the Board determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.4 shall, at the option of the Board: (a) be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions, or (b) constitute a recourse loan by the Company to such Member, which recourse loan may be in an amount up to the entire Interest of such Member (provided that recourse is limited to the actual amount of the loan) and which recourse loan shall be repaid by such Member within 30 days after notice from the Company that such payment must be made. Each Member will furnish the Board with such information as may be requested by the Board from time to time to determine whether withholding is required, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding.

Section 4.5 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Requisite Managers may cause the Company to make distributions of Company Assets in kind. Any in-kind distributions shall be valued at their fair market value as of the date of distribution and shall be made in such a fashion as to ensure that either (a) each Member receives its proportionate share of such in-kind distributions (as determined in accordance with this Article 4) or (b) if one or more Members receives an in-kind distribution of Company Assets (as selected by the Requisite Managers), each other Member not receiving such Company Assets shall receive its proportionate distribution (as determined in accordance with Section 8.5), in cash or in other Company Assets (as selected by the Requisite Managers).

Section 4.6 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required to make a distribution to any Person in violation of the Act or other applicable law.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

Section 5.1 General Allocation of Net Profits and Losses.

5.1.1 Generally. Net Profits and Net Losses shall be determined and allocated with respect to each Fiscal Year or other period of the Company, (a) as of the end of such Fiscal Year or other period, (b) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (c) at such other times as may be required or, in the Board’s discretion, permitted pursuant to this Agreement or otherwise under the Code. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Allocations to Capital Accounts. Subject to the other provisions of this Article 5, for purposes of adjusting the Capital Accounts of the Members, Net Profits and Net Losses of the Company shall be allocated for each Fiscal Year or other period to the Members such that the positive balance of the Adjusted Capital Account of each Member immediately following such allocation is, as closely as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 8.5 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.1.2 to the Members immediately after making such allocation.

Section 5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.2.4 Limitation on Allocation of Net Losses. If the allocation of Net Losses (or items of loss or deduction) to a Member as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Losses (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Losses (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4.

5.2.5 Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

5.2.7 Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

Section 5.3 Tax Allocations.

5.3.1 Allocation. Except as provided in Section 5.3.2, for income tax purposes under the Code and the Regulations, each Company item of taxable income, gain, loss, deduction and credit shall be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 5.

5.3.2 Contributed Assets. Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board in its discretion. If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board in its discretion. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

Section 5.4 Other Tax Provisions.

5.4.1 Apportionment. For any Fiscal Year or other period during which any part of an Interest is Transferred between the Members or by a Member to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Code Section 706 and the applicable Regulations as determined by the Board in its discretion.

5.4.2 Reliance on Code. In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.4.3 Excess Nonrecourse Liabilities. For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interests in Net Profits shall be such Member’s Percentage Interest.

5.4.4 Acknowledgement. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for United States federal, state and local income tax purposes.

5.4.5 Board Discretion. All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board in its discretion pursuant to applicable laws and regulations.

ARTICLE 6

OPERATIONS

Section 6.1 Board of Managers.

6.1.1 Generally. The business and affairs of the Company shall be managed by or under the direction of its board of managers (the “Board” and each member of the Board, a “Manager”). The members of the Board shall be “managers” within the meaning of Section 18-101(10) of the Act. Subject to Sections 6.2.2 and except as otherwise expressly provided in this Agreement or by non-waivable provisions of the Act, (a) all decisions, determinations, actions, approvals or consents relating to the management and control of the conduct of the business of the Company and its affairs shall be made by the Board and (b) the Board shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Board (including through the appointment of Officers). Notwithstanding any contrary provision of this Agreement, the Board shall have no authority to knowingly perform any act that would subject any Member (in its capacity as a Member of the Company) to liability for the debts, liabilities or obligations of the Company. The Members shall instruct the Managers appointed by them to comply and act in accordance with the terms and conditions of this Agreement in order to procure due and timely adoption of required resolutions and granting of necessary approvals contemplated by this Agreement. Any breach of obligations by a Manager under this Agreement shall be deemed to be a breach of this Agreement by the relevant Member who has appointed the breaching Manager.

6.1.2 Initial Composition of the Board. The Board shall initially consist of five Managers. The number of Managers comprising the Board shall be increased or decreased in accordance with Section 6.l.3 or as otherwise determined by the Requisite Managers. Initially, three Managers (the “Rentech Managers”) shall be designated by Rentech, and two Managers (the “Graanul Managers”) shall be designated by Graanul. A list of the Rentech Managers and the Graanul Managers as of the Closing Date is set forth on Exhibit B hereto. Rentech or its designee shall have the right to remove any of the Rentech Managers from the Board at any time, and to fill any vacancy arising from time to time with respect to any of the Rentech Managers. Graanul or its designee shall have the right to remove any of the Graanul Managers from the Board at any time, and to fill any vacancy arising from time to time with respect to any of the Graanul Managers. If either Rentech or Graanul fails to designate any of the Managers it has the right to designate, then such seat on the Board shall be vacant.

6.1.3 Changes to Composition of the Board.

(a) Following the Effective Date, if Rentech or Graanul (together with its respective Affiliates) ceases to hold at least 50%, but continues to hold at least 20%, of the total Interests in the Company, then, at such time, Rentech or Graanul, as applicable (together with its respective Affiliates) shall have the right to designate only one Manager to the Board and Rentech or Graanul, as applicable, shall within five business days of such time deliver written notice to the Board and the other Member of each other Manager it elects to remove from the Board. If Rentech or Graanul, as applicable, does not timely deliver such written notice, the other Member shall have the right, by written notice to the Board and the first Member, to determine which Manager(s) shall be removed from the Board so that only one Manager designated by the first Member remains on the Board. Upon such removal, the number of Managers comprising the Board shall be decreased by the number of Managers that have been so removed.

(b) Following the Effective Date, if any Member (together with its Affiliates) ceases to hold at least 20% of the total Interests in the Company, then, at such time, such Member (together with its Affiliates) shall cease to have any right to designate any Manager to the Board, and any Manager previously designated by such Member automatically without any further action of any Person shall be removed from the Board. Upon such removal, the number of Managers comprising the Board shall be decreased by the number of Managers that have been so removed.

6.1.4 Resignation of Managers. Any Manager may resign at any time by giving written notice to the Company. The resignation of a Manager who is also a Member shall not affect such individual’s rights as a Member and shall not constitute a resignation or withdrawal of a Member.

6.1.5 Non-Participation of Members. Except as otherwise expressly provided in this Agreement (including pursuant to Section 6.2.2) or as the Board may delegate in writing, the Members (in their capacity as such) shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement (including pursuant to Section 6.2.2) or required by any non-waivable provisions of applicable law, the Members (in their capacity as such) shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. No Member shall take any action in the name of or on behalf of the Company, including assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Board in writing or shall be expressly and specifically authorized by this Agreement.

Section 6.2 Approvals.

6.2.1 Generally. Subject to Sections 6.2.2, and unless otherwise provided in this Agreement and subject to applicable law, any decision, action, approval or consent required or permitted to be taken (a) by the Board, may be taken by the Board only by (i) the affirmative vote of all of the Requisite Managers, at a meeting of the Board where all of the Requisite Managers are present in person or (ii) without such meeting, by written consent of all the Requisite Managers setting forth the action so taken, and (b) by the Members, may be taken by the Members only by (i) the affirmative vote of the Members holding, in the aggregate, 60% of all Interests, at a meeting of the Members where each Member is present in person or (ii) without such meeting, by written consent of the Members holding, in the aggregate, 60% of all Interests, setting forth the action so taken. For purposes of this Section 6.2.1, a Person shall be deemed to be present in person if such Person is present by means of telephone, video-conferencing or any comparable arrangement. Unless waived by all the members of the Board, at least 7 days prior notice shall be required for any meeting contemplated by the first sentence of this Section 6.2.1. Upon approval by the all of the Requisite Managers, the matter that has been approved shall be deemed to have been approved by the Board. Unless otherwise authorized by the Board and subject to applicable law, in addition to any approval required by the governing documents of such Subsidiary, any decision, action, approval or consent required or permitted to be taken by a Subsidiary of the Company must be approved by the Board of the Company.

6.2.2 Requisite Member Consent. Notwithstanding anything in this Agreement to the contrary, the Company shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote or written consent of all the Requisite Members:

(a) merge or consolidate with any Person;

(b) wind up, dissolve or liquidate;

(c) make any material change to the business purpose of the Company or its Subsidiaries as set forth in Section 1.4;

(d) amend the Certificate or this Agreement; or

(e) commence any action for a voluntary petition in bankruptcy of the Company.

6.2.3 Annual Business Plan.

(a) Within 60 days of the Closing Date, and with respect to the Company’s 2014 Fiscal Year and each Fiscal Year thereafter, at least 45 days prior to the beginning of each Fiscal Year, the Company’s Officers will submit a proposed annual business plan and operating budget for the Company and its Subsidiaries for the upcoming year (the “Proposed Business Plan”) to the Board for review and revision, and for approval by the Board. The Board shall review the Proposed Business Plan and provide the Officers with any comments or objections, in reasonably detail, within 20 days after receipt of the Proposed Business Plan. The Board shall then use good faith efforts to reach an agreement on the Proposed Business Plan prior to January 1.

(b) If the Board does not approve the Proposed Business Plan by January 1, the Board may elect to approve certain portions of such Proposed Business Plan that are not in dispute, in which case the approved portions shall become effective on January 1. The prior Annual Business Plan shall govern with respect to all other items in dispute pending resolution by the Board of such items, with increases in each line item equal to the increase in the CPI from the first day of the prior Fiscal Year to the first day of the current Fiscal Year (excluding any non-recurring expenses), and the Board agrees to continue to use good faith efforts to reach agreement with respect to such items.

(c) Each Proposed Business Plan approved by the Board is referred to herein as the “Annual Business Plan.” No material amendments or other changes to the Annual Business Plan shall be made and no material departure from the Annual Business Plan shall be made without the affirmative vote or written consent of the Board.

(d) To the extent consented to by each of the Members, each Annual Business Plan shall provide for each of the Member’s funding commitments to the Company (which shall be divided between the Members pro rata in accordance with their respective Percentage Interests) to cover day-to-day expenses and costs of the Company and its Subsidiaries that are not directly related to any of the Approved Projects of the Company or its Subsidiaries (e.g. salary costs, accounting costs and other similar costs).

Section 6.3 Remuneration and Reimbursement. No Manager shall be entitled to receive fees or other compensation from the Company for its services as a Manager, unless otherwise determined by the Board. Each Manager shall be entitled to reimbursement from the Company for all reasonable out-of-pocket costs and expenses incurred by such Manager in connection with discharging any of his duties as a Manager upon submission to the Company of appropriate receipts or other evidence of payment.

Section 6.4 Appointment of Officers. Subject in each case to prior approval by the Board, Rentech or its designee may appoint, from time to time, one or more individuals to manage the day-to-day business affairs of the Company (each, an “Officer”) and may assign titles to such Officers as the Board may deem necessary or advisable. Any Officer appointed pursuant to this Section 6.4 may be removed from office by the Board and shall be removed if so requested by any of the Members (in each case acting reasonably, submitting such request in writing with reasonably detailed support for such request). Each Member shall procure that the Managers appointed by such Member shall vote in favour of appointing and removing the Officers (as applicable) as requested by the Members. Each Officer shall have such powers, authority and responsibilities as are delegated in writing by the Board from time to time, subject to any approval required pursuant to Section 6.2. To the extent delegated by the Board, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. The Board may designate such other Persons to act as agents of the Company’s business as the Board shall determine in its sole discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company.

Section 6.5 Reliance by Third Parties. Any Person dealing with the Company, the Board or any Officer may rely upon a certificate signed by the Board or any Officer as to:

6.5.1 The identity of the Managers, any Member or any Officer;

6.5.2 The existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board or Officers or in any other manner germane to the affairs of the Company;

6.5.3 The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

6.5.4 Any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Board, any Member or any Officer (in each case in relation to this Agreement or the business of the Company).

Section 6.6 New Mill Projects.

6.6.1 Exclusivity; Notice of New Mill Projects; Termination.

(a) During the Exclusivity Period, each of Rentech, Rentech Parent and Graanul shall not, and shall cause its respective Affiliates not to, construct any New Mill Project in the Restricted Area, unless Rentech, Rentech Parent or Graanul, as applicable, first offers the Company the opportunity to construct and own such New Mill Project in accordance with the terms of this Section 6.6.1. If at any time during the Exclusivity Period Rentech, Rentech Parent, Graanul or any of their respective Affiliates intends to construct such a New Mill Project in the Restricted Area, Rentech, Rentech Parent or Graanul, as applicable (the “Proposing Member”) shall deliver written notice of such intent (a “New Mill Notice”) to the Board and the other Member (i.e., Graanul or Rentech) (the “Non-Proposing Member”), which shall describe the New Mill Project in reasonable detail. The relevant New Mill Notice shall be provided by the Proposing Member as soon as reasonably possible (i.e. in the initial stages of any new Wood Pellet Mill projects) in order to allow the Non-Proposing Member and the Company to be involved in any potential new project from its beginning. Rentech shall be deemed to have provided a New Mill Notice as of the Effective Date to the Board and the Non-Proposing Member in compliance with this Section 6.6.1 with respect to each New Mill Project set forth on Exhibit C hereto under the heading “Proposed New Mill Projects”.

(b) Upon delivery of a New Mill Notice, the Proposing Member shall promptly provide the Board and the Non-Proposing Member with information in its possession reasonably requested by the Board and the Non-Proposing Member relating to the New Mill Project. Provided that the Non-Proposing Member elects to conduct such due diligence, the Members shall cause the Company to facilitate the due diligence of the New Mill Project by the Members, including by retaining reputable third advisors to assist in such due diligence, which shall include an investigation of the following for the New Mill Project: (i) raw material availability, prices, pricing and long term pricing trends; (ii) logistical solutions and costs of alternatives; (iii) calculation of greenhouse gas emission savings and an overview of the sustainability of feedstock; and (iv) long-term pricing of the Wood Pellets in the offtake market. With the consent of Rentech and Graanul, such due diligence may be conducted by the Company. All out-of-pocket costs related to such due diligence shall be paid by the Company (or reimbursed by the Company to the Members after presentation of reasonable supporting documentation).

(c) Upon the delivery to the Board and the Non-Proposing Member of a New Mill Notice and after completion of the due diligence of the New Mill Project by the Company (which, in the case of the proposed New Mill Projects described on Exhibit C hereto, shall not exceed 45 days after the Closing Date), the Company (acting through a Project Entity) will, for a period of 60 days from the date of completion of such due diligence process, have a right of first refusal, to be exercised by the Non-Proposing Member, to participate in the ownership of such New Mill Project. A Non-Proposing Member may elect to cause the Company (acting through a Project Entity) to participate in the ownership of the New Mill Project (an “Approved Project”) by delivering written notice (an “Acceptance Notice”) to the Board and the Proposing Member of such election during such 60-day period. If the Non-Proposing Member timely delivers such Acceptance Notice, the Company shall be deemed to have accepted the Approved Project and the Members and the Board shall cause one of the Company’s Subsidiaries (as applicable, the “Project Entity”) to construct such New Mill Project as soon as practicable. If the Non-Proposing Member does not on behalf of the Company deliver an Acceptance Notice within the 60-day period, the Proposing Member shall have the right to construct and own such New Mill Project independently and none of the Company, its Subsidiaries, any other Member or any Affiliate of the foregoing shall have any interest therein or claim thereto. The New Mill Projects listed under the heading “Approved Projects” in Exhibit C hereto shall be deemed to be Approved Projects as of the Effective Date.

(d) Upon approval of a New Mill Project by the Non-Proposing Member, the Proposing Member shall be entitled to reimbursement from the Company for the reasonable and necessary direct and out-of-pocket costs and expenses incurred by such Proposing Member in respect of the New Mill Project prior to the time it becomes an Approved Project in accordance with this Agreement. In connection with providing a New Mill Notice in accordance with the preceding provisions, the Proposing Member shall provide the Company and the Non-Proposing Member with reasonable documentation in support of the amount of such costs and expenses. Concurrently with the delivery of an Acceptance Notice, each Member shall make a Tranche B Loan to the Company in an amount equal to one-half of the amount of such costs and expenses, and the Members shall cause the Company or the Project Entity that takes ownership of the applicable New Mill Project to reimburse the Proposing Member for the full amount of such costs and expenses. If the Non-Proposing Member does not timely make such Tranche B Loan, then the applicable New Mill Project shall be deemed not to be an Approved Project and the Proposing Member shall have the right to construct and own such New Mill Project independently and none of the Company, its Subsidiaries, any other Member or any Affiliate of the foregoing shall have any interest therein or claim thereto.

(e) The obligations of Rentech, Rentech Parent and Graanul under this Section 6.6.1 shall terminate upon the expiration of the Exclusivity Period. From and after such time, neither Rentech, Rentech Parent, Graanul nor their respective Affiliates shall have any obligation to offer the Company, its Subsidiaries, any Member or any Affiliate of the foregoing the opportunity to participate in the construction or ownership of a New Mill Project (other than an Approved Project) and no such Person shall have any interest therein or claim thereto.

6.6.2 Financing of New Mill Projects.

(a) After a New Mill Project becomes an Approved Project under Section 6.6.1(c), from time to time and in a manner that promptly meets the funding requirements of the Approved Project, the Members shall cause the Board to establish one or more budgets and funding schedules with respect to such Approved Project (each, a “Project Budget”), each of which may address a sequential stage of the development of the Approved Project depending on the information available to the Board and the funding needs for such Approved Project at the time of such approval. Each Project Budget may provide for funding by each Member (or, at such Member’s election, an Affiliate thereof reasonably acceptable to the other Members) (collectively, the “Funding Parties” and each, a “Funding Party”). If a funding schedule included in a Project Budget provides for funding by a Funding Party, such funding schedule shall constitute a binding commitment for such Funding Party to contribute capital to the Company (or, in the case of a Tranche A Loan, to the Project Entity) pursuant to such funding schedule. Each Member shall be responsible for any breach of the foregoing by any Affiliate of such Member that is a Funding Party. The funding schedule included in a Project Budget for each Approved Project shall require that the amount of funding contemplated by such funding schedule shall be financed (i) 50% by a senior secured loan provided to the Project Entity by Rentech Parent (the “Tranche A Loan”), or at Rentech Parent’s option, by a senior loan from an independent third-party financial institution (if available) on terms acceptable to the Project Entity as determined by the Board, (ii) 25% by a member loan provided to the Company by Rentech and (iii) 25% by a member loan provided to the Company by Graanul (financing under items (ii) and (iii), together, the “Tranche B Loan”), provided that any or all of such Tranche B Loans may be replaced by Capital Contributions if approved by both Members. The Company shall contribute the proceeds from a Tranche B Loan to the applicable Project Entity in the form of equity or subordinated debt in the Project Entity as determined by the Board. Each Tranche A Loan made by Rentech Parent, and each Tranche B Loan, shall be made available on customary, arms-length market terms and conditions that are, in any event, consistent with the terms and conditions set forth on Exhibit D hereto. As soon as reasonably practicable following the approval of a Project Budget for an Approved Project, the Members shall, and shall cause the Project Entity or the Company, as applicable, to prepare and enter into the loan documents setting forth the terms and conditions of the applicable Tranche A Loan and Tranche B Loan. The loan documents governing the Tranche A Loan and Tranche B Loan shall remain in force and effect until all Tranche A Loans and Tranche B Loans have been repaid in full (except as otherwise provided under such loan documents or with the consent of the lenders under such loans).

(b) The Tranche A Loan shall be always made available directly to the applicable Project Entity and shall be secured by first priority Liens on all of the assets and the Equity Interests of the Project Entity that is the borrower thereunder, whether made by Rentech Parent or by a third party lender (as applicable, the “Tranche A Lender”). The Tranche A Lender shall have no recourse towards the Company (except in respect of the Equity Interest of the Project Entity). Rentech Parent shall have a binding commitment to make the Tranche A Loan available to the Project Entity in respect of an Approved Project on the basis of the relevant Project Budget and on terms specified in Exhibit D hereto. All decisions concerning the exercise of rights of the Tranche A Lender in its capacity as such shall be made solely by the Tranche A Lender (including a declaration of a default, an acceleration of loans or enforcement of rights against collateral), provided that, if Rentech Parent is the Tranche A Lender, then the exercise of such rights shall be subject to Graanul’s Debt Purchase Right (as provided below). The Members agree that they shall use reasonable efforts to identify opportunities to refinance the Tranche A Loans on market terms and conditions. Should such a refinancing be available to a Project Entity on more favorable terms than those contemplated in Exhibit D hereto, neither of the Members shall vote against or otherwise unreasonably hinder such refinancing.

(c) The Tranche B Loan shall be made under a syndicated facilities agreement on terms specified in Exhibit D. Both lenders under the Tranche B Loan shall have equal rights and obligations under the Tranche B Loan agreement(s) (any repayment of the Tranche B Loans shall be made to Graanul and Rentech on a pro rata basis based on the outstanding principal amount of Tranche B Loans). Actions taken by the Tranche B Lenders shall require an affirmative vote of holders of two-thirds of the outstanding principal amount of the Tranche B Loans. To the maximum extent feasible under applicable laws and regulations, capital for the purpose of financing the Company’s investment in any New Mill Projects shall be advanced to the Company in the form of Tranche B Loans (and not in the form of Capital Contributions). The Company will use the proceeds of Tranche B Loans or other capital to finance the Project Entities in such forms as the Board determines, for example, as subordinated loans under separate intra-group loan agreements (the “Subordinated Project Loans”). If requested by any of the Members, the Subordinated Project Loans shall be secured by second-priority Liens on the applicable Project Entity’s assets; provided, however, that such Liens do not worsen the security position of the Tranche A Lender (i.e. the lender under the Subordinated Project Loans shall not be permitted to enforce its rights or require foreclosure on the security and such actions shall be at the direction of the Tranche A Lender).

(d) In the event that the Tranche A Loans are provided by Rentech Parent or any of its Affiliates, any available cash of a Project Entity (if any), after satisfaction of all due and payable obligations of the relevant Project Entity (excluding due and payable outstanding obligations for debt service on Tranche A Loans or Tranche B Loans), at the end of each year, shall be applied, (i) first, to debt service payments on the relevant Tranche A Loan owing at the end of such year, (ii) second, to a debt service reserve so that the debt service reserve equals in total a maximum of six months’ scheduled debt service on the relevant Tranche A Loan, (iii) third, one-half of the remaining available cash to the repayment of the relevant Tranche A Loan, and (iv) fourth, the other one-half of the remaining available cash to the repayment of any Subordinated Project Loan or, if all such Subordinated Project Loans have been repaid, to distributions to the Company.

(e) In the event that the Tranche A Loans are provided by a third party (i.e., not a Member or an Affiliate thereof), (i) repayment of the Subordinated Project Loans or distributions in respect of Equity Interests by the Project Entity to the Company (and, thus, repayment of the Tranche B Loans and distributions in respect of Equity Interests by the Company to the Members) shall be subject to restrictions to be agreed with the third party lender and (ii) any repayment of the Tranche B Loans shall be made to Graanul and Rentech on a pro rata basis based on the outstanding principal amount of Tranche B Loans held by such Members. If any part of the Subordinated Project Loans remains outstanding after a refinancing, then the Company shall consent to the subordination of the Subordinated Project Loans to any senior debt provided by a third party (i.e., not a Member or an Affiliate thereof). If requested by the applicable third party lenders, the Company shall execute subordination agreements in form and substance satisfactory to such lenders to give effect to the foregoing.

(f) In the event any Member fails to make a Capital Contribution or to fund a Tranche B Loan in accordance with a funding schedule in a Project Budget (the amount of such funding failure, the “Capital Shortfall”), the Company promptly shall notify each Member of such failure in writing. Immediately upon such funding failure, the non-defaulting Member shall be permitted to fund such Capital Shortfall to the Company. However, the defaulting Member shall be entitled to remedy its funding failure by paying within 30 days after occurrence of such funding failure event (i) to the Company, such Capital Shortfall (and, if the non-defaulting Member has already funded the Capital Shortfall, the Company shall distribute the Capital Shortfall it received from the defaulting Member to the non-defaulting Member), (ii) to the non-defaulting Member, penalty interest calculated at the rate of 2% per month of such Capital Shortfall funded by the non-defaulting Member since the occurrence of the funding failure, and (iii) to the non-defaulting Member, the amount of all costs, expenses, fees and taxes incurred by the non-defaulting Member in connection with such failure. If the defaulting Member so remedies its breach, the defaulting Member shall be deemed to have made the relevant Capital Contribution or Tranche B Loan in accordance with this Agreement. If such failure is not cured as provided above, then the non-defaulting Member shall have the right to fund all future Capital Contributions in respect of such Approved Project (and the defaulting Member no longer shall have the right to fund any such Capital Contributions), and any and all such Capital Contributions thereafter made by the non-defaulting Member in respect of such Approved Project may be made, at the option of the non-defaulting Member, in the form of additional Tranche B Loans or Capital Contributions. Such Capital Contributions shall be made for Units at a price per Unit equal to (i) the Applicable Price per Unit multiplied by (ii) the Discount Factor. If such Tranche B Loans are made, the Company shall be required to repay to the non-defaulting Member an amount equal to (A) the aggregate principal amount of such Tranche B Loan, times (B) the Gross-Up Factor.

(g) In the event that Rentech, Rentech Parent or a Funding Party that is an Affiliate thereof fails to fund a Tranche A Loan in accordance with a funding schedule in a Project Budget (the amount of such funding failure, the “Tranche A Loan Shortfall”), the Company promptly shall notify the Members of such failure in writing. If such failure is not cured within 10 days after the funding failure, then Graanul or a Funding Party that is an Affiliate thereof shall have the right to fund all future Tranche A Loans in respect of such Approved Project (and Rentech, Rentech Parent or their affiliated Funding Parties no longer shall have the right to fund any such loans). If Graanul or its affiliated Funding Parties elect to fund future Tranche A Loans as provided in the preceding sentence, such party shall fund the aggregate principal amount of such future loans as provided under the applicable funding schedule for the Approved Project. In such case, Rentech Parent shall (or in case its Affiliate acts as a Funding Party, Rentech shall secure that its Affiliate shall) enter into a security sharing agreement and other related agreements with Graanul (or its relevant Affiliate) in order to procure that the Tranche A Loan Shortfall and any subsequent fundings of Tranche A Loans, as funded by Graanul or its Affiliate, is duly secured as a senior debt on a pro rata basis with the Tranche A Loans funded by Rentech Parent or its Affiliates. Further, in case of a funding failure in respect of Tranche A Loans, the defaulting Tranche A Lender shall lose its right to exercise any and all lender’s rights under the Tranche A Loan documentation solely and such rights shall be thereafter exercised jointly with the non-defaulting Member. For each such loan, the Project Entity that is the borrower under such loans shall be required to repay to the non-defaulting Funding Party an amount equal to (i) the aggregate principal amount of such loans, times (ii) the Gross-Up Factor.

(h) In the event that the funding for an Approved Project provided under a funding schedule for the applicable Project Budget is insufficient to complete the development stage of the Approved Project contemplated by such funding schedule, then the Members shall have the right to fund such shortfall on a pro rata basis based on the respective percentage of aggregate Capital Contributions and Tranche B Loans made by the Members at such time (which funding, at the election of such Member, may be made by a Funding Party that is an Affiliate thereof). The Board shall determine the funding schedule for such shortfall and whether such shortfall shall be funded through Capital Contributions or Tranche B Loans by the Funding Parties. If a Member desires to make a Capital Contribution to fund such a shortfall, but the other Member does not, then the funding Member shall be entitled to make such Capital Contribution to the Company at the Applicable Price per Unit at such time (subject to Section 6.6.2(f)), provided that, in no event shall the amount of such funding exceed 25% of the aggregate amount of funding required to be provided under a funding schedule for the applicable Project Budget unless consented to by each of the Members. If a Funding Party desires to make a Tranche B Loan to fund such a shortfall, but the other Funding Parties do not, then the Funding Party shall be entitled to make such Tranche B Loan to the Company (subject to Section 6.6.2(g)), provided that, in no event shall the amount of such funding exceed 25% of the aggregate amount of funding required to be provided under a funding schedule for the applicable Project Budget unless consented to by each of the Members.

(i) In the event that Rentech Parent is the Tranche A Lender and intends to enforce the right to accelerate the Tranche A Loan, terminate the facility agreement governing the Tranche A Loan due to default by the borrower or foreclose on the collateral securing the Tranche A Loan, Rentech Parent shall first provide written notice of such intent to Graanul (the “Enforcement Notice”), and Graanul shall, within 30 days of receipt of the Enforcement Notice, provide a written response (the “Enforcement Response”) stating that Graanul (i) consents to such exercise of rights by Rentech Parent, or (ii) irrevocably and unconditionally agrees to purchase all of the Tranche A Loans held by Rentech Parent or an Affiliate thereof with respect to the applicable Approved Project at a price equal to the aggregate principal amount and accrued and unpaid interest of such Tranche A Loans within 60 days of delivery of the Enforcement Response (the “Debt Purchase Right”). Upon a purchase of the Tranche A Loans pursuant to the Debt Purchase Right, Graanul shall assume any guarantee obligations of Rentech and/or its Affiliates with respect to such Approved Project as described in Section 3.8 above. Rentech Parent, Rentech, their Affiliates and Graanul shall execute such documents and other instruments reasonably necessary to give effect to such assumption and transfer of any and all collateral securing the Tranche A Loans. If Graanul does not deliver the Enforcement Response within 30 days of delivery of any Enforcement Notice or fails to purchase all of the Tranche A Loans of Rentech Parent and its Affiliates with respect to such Approved Project pursuant to the Debt Purchase Right within 60 days of delivery of the Enforcement Response, Graanul shall be deemed to have consented to the enforcement actions described in such Enforcement Notice, and its Debt Purchase Right with respect to such New Mill Project shall cease.

6.6.3 Wood Processing Services. In the event that a Project Entity engages Rentech or any of its Affiliates to provide Wood Processing Services with respect to an Approved Project, Rentech or such Affiliate shall provide such Wood Processing Services for a fee equal to the fair market value of such Wood Processing Services as agreed between Rentech and the applicable Project Entity based on an arms-length negotiation, and on terms no less favorable to the Project Entity than to any other similarly situated customer of Rentech or such Affiliate from time to time.

6.6.4 EPC Services. In the event that a Project Entity proceeds with an Approved Project, Graanul shall provide EPC Services for the Approved Project for compensation limited to its direct costs, both internal and external (but without allocation of overhead or a profit component), incurred in providing such services and acquiring the necessary equipment for such construction.

6.6.5 Wood Pellet Production.

(a) All Wood Pellets produced by an Approved Project shall be sold and marketed through the Project Entity for such Approved Project. However, in the event that an Approved Project is unable to produce sufficient Wood Pellets to meet the requirements of any applicable Offtake Agreement on a timely basis, Graanul shall support or cause its applicable Affiliates to support such Approved Project, subject to available free resources of Graanul and its Affiliates, and use its reasonable efforts to sell Wood Pellets meeting the requirements of the applicable Offtake Agreement to the applicable Project Entity at market rates in the amount of such shortfall (provided that such quantities are available and it is practicable to sell and deliver such quantities to the Project Entity). If Graanul or its Affiliates are required to apply their reasonable efforts to support the sales of a Project Entity in accordance with the preceding sentence, Graanul and its Affiliates shall allocate such Wood Pellets to the Project Entity in quantities and at prices that are no less favorable to the Project Entity than to other similar overseas customers of Graanul and its Affiliates.

(b) In the event that an Approved Project produces more Wood Pellets than reasonably needed to meet the foreseeable requirements of any applicable Offtake Agreement, Graanul, on behalf of the applicable Project Entity shall sell, or cause its Affiliates to sell, such excess Wood Pellets at the market rate then available, and Graanul shall promptly remit to the Project Entity all revenues from the sale of such Wood Pellets net of its reasonable, documented direct costs to handle and sell such Wood Pellets. If Graanul or its Affiliates are required to sell Wood Pellets on behalf of the Project Entity in accordance with the preceding sentence, Graanul and its Affiliates shall sell such Wood Pellets to third parties in quantities and at prices that are no less favorable to the Project Entity than to Graanul and its Affiliates for other sales of their own Wood Pellets.

6.6.6 Initial Public Offering.

(a) In the event that Rentech Parent intends to commence a firm commitment, initial public offering on a registration statement on Form S-1 or its equivalent under the Securities Act (an “Initial Public Offering”) by a Subsidiary of Rentech Parent that owns or, that upon consummation of a sale pursuant to this Section 6.6.6 will own, a Wood Pellet Mill (the “Public Entity”), Rentech shall provide written notice thereof to Graanul at least 30 days prior to the filing of such registration statement with the Securities and Exchange Commission. Rentech shall not be required to include any information in such written notice if it determines in good faith that inclusion of such information would violate applicable law or the rules and regulations of the Securities and Exchange Commission.

(b) Upon delivery of such written notice, Rentech and Graanul, acting jointly, may (but shall not be obligated to) cause any Project Entity, without the consent of the Board or any other Member, to offer for sale or contribution its or their Equity Interests in the Project Entity that owns an Approved Project to such Public Entity (either before or after the consummation of the Initial Public Offering) for such consideration and on such terms as shall be determined by the Board. Until the end of the Exclusivity Period, if the Board cannot agree on the consideration to be received from the Public Entity for the offered Equity Interests, such consideration shall equal the Appraised Price plus warrants exercisable for common units representing limited partner interests (or an equivalent class of Equity Interests) of the Public Entity (the “Public Entity Warrants”). The “Appraised Price” means the average of the fair market values of the Equity Interests in the applicable Project Entity as determined by (i) a good faith appraisal made by an appraiser selected by Rentech and (ii) a good faith appraisal made by an appraiser selected by Graanul, provided that if the difference between the respective fair market values determined by such appraisals is more than 15%, a third appraisal shall be performed in good faith by an appraiser mutually agreed between Rentech and Graanul and the offering price shall be determined by excluding the appraisal with the largest difference in fair market value from the average fair market value of the three appraisals and then averaging the two remaining appraisals.

(c) The Public Entity Warrants shall have the following terms (i) (A) if the closing of the Initial Public Offering has not occurred at the time of the applicable sale or contribution of Equity Interests to the Public Entity, an expiration date of six months following the closing date of the Initial Public Offering or (B) if the closing of the Initial Public Offering has occurred at such time, an expiration date of six months following the date of such sale or contribution of Equity Interests to the Public Entity, (ii) an exercise price per common unit equal to (A) if the closing of the Initial Public Offering has not occurred at the time of the applicable sale or contribution of Equity Interests to the Public Entity, the price per common unit of the Public Entity to the public in the Initial Public Offering or (B) if the closing of the Initial Public Offering has occurred at such time, the trailing 15 day volume weighted average price of a common unit of the Public Entity on the stock exchange on which such common units are traded (which public exchange is expected but is not required to be the New York Stock Exchange or the NASDAQ Stock Market), and (iii) the aggregate exercise price of the Public Entity Warrants shall be equal to the Appraised Price at which such Equity Interests were sold or contributed to such Public Entity. The Public Entity Warrants shall contain such other terms and conditions as are contained in the form thereof attached hereto as Exhibit E hereto. Any such Public Entity Warrants shall be distributed to the Members on a pro rata basis based upon their respective Percentage Interests so that each Member may decide for itself when and how to exercise such Public Entity Warrants. Notwithstanding the foregoing, in the event legal and/or tax counsel to the Company or the Members advise the Members that a warrant is not the optimal security to utilize in order to maximize value, limit adverse tax impacts and generally comply with the partnership requirements of, or take into account federal income tax considerations related to, a typical master limited partnership, then the Members shall in good faith negotiate an alternative structure that provides for a substantially similar outcome to the Members. In addition, the parties hereto contemplate that in connection with the exercise of any Public Entity Warrants, the Members shall take into account Regulations Sections 1.704-1(b), 1.721-2 and 1.761-3 relating to a “noncompensatory option” as defined in Regulations Section 1.721-2.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the Public Entity shall not be obligated to accept for purchase any Equity Interests offered for sale or contribution in accordance with this Section 6.6.6. Such determination shall be made by the Public Entity through the board of directors or the conflicts committee of the general partner of the Public Entity, or other appropriate body of the Public Entity, in its discretion.

(e) Each of Graanul and Rentech shall be permitted to sell the Equity Interests it holds in a Person that owns a Wood Pellet Mill or other assets that generate “qualifying income” under Section 7704(d) of the Code (other than a Project Entity, but including an Acquired Entity) in exchange for Equity Interests in the Public Entity or cash, provided that a sale price for such Equity Interests (and the form of consideration) and other terms of the sale can be agreed between the Public Entity and Graanul or Rentech, respectively.

Section 6.7 Existing Mills.

6.7.1 Acquisition Notice. In the event that Rentech, Rentech Parent, Graanul or any Affiliate thereof desires to acquire directly or indirectly any Existing Mill in the Restricted Area, Rentech (or Rentech Parent, if applicable) or Graanul, as applicable (the “Acquiring Member”) shall deliver written notice (an “Acquisition Notice”) to the other Member offering the other Member the opportunity to acquire 50% (but not less than 50%) of the Equity Interests of the Person that owns, or upon such acquisition will own, such Existing Mill (an “Acquired Entity”) on the same terms and conditions as the Acquiring Member or its Affiliate. An Acquisition Notice shall set forth all terms and conditions of the contemplated transaction and information concerning the Existing Mill and the Acquired Entity; the Acquiring Member also shall deliver or make available to the other Member all due diligence results and other material information available to the Acquiring Member relating to the Existing Mill. The Acquiring Member shall provide notice as soon as reasonably possible (i.e. in the early stages of the proposed acquisition of an Acquired Entity) in order to allow the other Member to be involved in the analysis and diligence of such an acquisition from its early stages; provided that all such notice requirements apply only during the Restricted Period, and are subject to the provisions of Section 6.10. Upon receipt of such Acquisition Notice from the Acquiring Member, the other Member may accept the offer by delivering written notice (a “Purchase Notice”) to the Acquiring Member of such acceptance, provided that the Purchase Notice must be delivered at the earlier of (i) 30 days after completion of satisfactory due diligence in respect of the relevant Existing Mill (including commercial due diligence covering aspects specified in Section 6.6.1(b), and environmental, technical and legal due diligence) (which due diligence period shall not exceed 90 days after the delivery of the Acquisition Notice) and (ii) 10 business days before the end of any exclusivity period agreed to by the Acquiring Member and the owner of the Existing Mill. Upon delivery of the Purchase Notice to the Acquiring Member, the other Member irrevocably shall be committed to complete the acquisition of the offered Equity Interests within 60 days as of delivery of the Purchase Notice as set forth in Section 6.7.2 (subject only to the conditions set forth in the Acquisition Notice and the terms of the following sentence). In the event that the terms and conditions of the acquisition of such Existing Mill changes materially from those set forth in the Acquisition Notice, the Acquiring Member promptly shall deliver a new Acquisition Notice to the other Member, and the other Member shall have the right to elect to deliver a new Purchase Notice in accordance with the preceding provisions.

6.7.2 Obligations of Acquiring Member. If the other Member timely delivers a Purchase Notice to the Acquiring Member in accordance with Section 6.7.1, (a) the other Member shall acquire the offered Equity Interests on the same terms and conditions as the Acquiring Member; (b) the other Member shall execute all documents reasonably required to effectuate such acquisition, as determined by the Acquiring Member; (c) the other Member shall be obligated to provide the same representations, warranties, covenants, agreements, indemnities (on a pro rata basis (but not a joint and several basis), provided that no indemnification obligation of the other Member shall exceed the consideration paid by the other Member for the purchase of such Equity Interests) and other obligations that the Acquiring Member agrees to provide in connection with such acquisition; and (d) the other Member shall take all other actions reasonably necessary or desirable, as determined by the Acquiring Member, to cause the consummation of such acquisition on the terms proposed by the Acquiring Member.

6.7.3 Governance Provisions. If the other Member acquires 50% of the Equity Interests in an Acquired Entity in accordance with this Section 6.7, upon the consummation of such acquisition Rentech (or Rentech Parent, if applicable) and Graanul shall enter into a limited liability company agreement, stockholders agreement or similar agreement governing the Acquired Entity with, to the extent reasonably practicable, requirements and restrictions that are the same as those that govern the Company hereunder.

6.7.4 Marketing Efforts. If the other Member acquires 50% of the Equity Interests in an Acquired Entity in accordance with this Section 6.7, the Members shall cause the Company or its Subsidiaries to use commercially reasonable efforts to market and sell to third parties the Wood Pellets produced by such Existing Mill (a) that are in excess of volumes contemplated by Offtake Agreements entered into with respect to such Existing Mill from time to time or (b) that Rentech and Graanul jointly determine to sell in Europe. The Company or its Subsidiaries shall market and sell such Wood Pellets, on behalf of the Acquired Entity, to third parties at the best market rates then-available, and the Company or its Subsidiaries, as applicable, shall promptly remit to the Acquired Entity all revenues from the sale of such Wood Pellets. Rentech and Graanul shall reimburse the Company and its Subsidiaries, pro rata in accordance with their percentage ownership of the Equity Interests in the applicable Acquired Entity, for the Company’s and its Subsidiaries’ direct costs, both internal and external (but without allocation of overhead), incurred in providing such services. If the Company or its Subsidiaries are required to market and sell Wood Pellets to third parties in accordance with the preceding sentences, the Members shall cause the Company and its Subsidiaries to allocate such Wood Pellets to third parties in quantities and at prices that are no less favorable to the Acquired Entity than to other customers of the Company and its Subsidiaries.

Section 6.8 Records, Reports and Bank Accounts.

6.8.1 Obligation to Keep Records. The Board shall cause to be kept, at the principal place of business of the Company or at such other location as the Board shall deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four Fiscal Years. All Managers shall have full and unrestricted access at reasonable times and places, and with reasonable notice to the relevant Officers, to all documentation and information concerning the Company and its Subsidiaries. Each Officer shall have an obligation to make any and all information concerning the Company and Subsidiaries (including information related to financial statements, bookkeeping, projects and other affairs) available to the relevant requesting Manager as soon as practicable following the first demand and shall provide answers to the relevant Manager’s question upon receipt of relevant request (such information shall be provided and made available promptly and as soon as practicable after receipt of relevant request). Any Officer who is willfully in breach of its obligations under this Section 6.8.1 shall be removed from office by action of the Board following a request from any Manager in writing, and accompanied by reasonably detailed support for such request.

6.8.2 Annual and Quarterly Reports. The Board shall also cause to be sent to each Member of the Company, the following:

(a) within 75 days following the end of each Fiscal Year of the Company or as soon as reasonably practicable thereafter, a report that shall include:

(i) all necessary information required by the Members for preparation of their United States federal, state and local income or franchise tax or information returns, including each Member’s pro rata share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such Fiscal Year; and

(ii) audited consolidated financial statements of the Company and its Subsidiaries including a balance sheet and the related statements of income and retained earnings and changes in financial position; and

(b) within a reasonable period following the end of each fiscal quarter, a copy of the Company’s quarterly financial statements.

6.8.3 Monthly Reports. The Officers shall, unless otherwise agreed with Members, prepare monthly unaudited financial statements, which if prepared shall be furnished to each Member.

6.8.4 Right to Examine and Copy. Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

6.8.5 Deposits of Funds. The funds of the Company and its Subsidiaries shall be deposited in an account or accounts in one or more banks or savings and loan associations as are appropriate in the judgment of the Board.

Section 6.9 Indemnification by Company.

6.9.1 Indemnification. The Company shall indemnify and hold harmless each current and former Member (solely in its capacity as such), Manager, Tax Matters Partner, Officer and employee and agent of the Company (each, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, if (a) the Indemnitee acted in good faith and in a manner such Person reasonably believed to be within the scope of such Indemnitee’s authority, and (b) the Indemnitee’s conduct did not constitute fraud, gross negligence or intentional misconduct. The termination of an Action by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in clause (a) or (b) above. Notwithstanding anything to the contrary herein, the indemnity provided in this Section 6.9.1 shall not extend to any Liabilities arising from a Member’s breach of its representations, warranties, covenants or acknowledgements in Section 9.2.

6.9.2 Expenses. Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.9 shall be advanced by the Company (to the extent of available cash as determined by the Board) prior to the final disposition of such Action upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.

6.9.3 Other Sources of Recovery. Each Indemnitee shall use its commercially reasonable efforts to pursue any insurance or indemnity claims it may have against third parties with respect to any Liabilities relating to any Action, provided that no obligation under this Section 6.9.3 shall delay the availability of the advances otherwise available pursuant to Section 6.9.2.

6.9.4 Non-Exclusive Rights. The indemnification provided by this Section 6.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

6.9.5 Company Assets. Any indemnification provided in this Section 6.9 hereunder shall be satisfied solely out of the Company Assets. No Member or its Affiliates shall be subject to personal liability by reason of the indemnification provisions in this Section 6.9.

6.9.6 Interest in Transaction. No Indemnitee shall be denied indemnification in whole or in part under this Section 6.9 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.9.7 Limitation on Rights. Except as set forth in Section 6.9.4, the provisions of this Section 6.9 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person. In no event shall any Indemnitee be entitled to double recovery for any liability indemnified by the Company pursuant to this Section 6.9.

6.9.8 Exculpation. No current or former Member (solely in its capacity as such), Manager or Tax Matters Partner, or any Affiliate of any of the foregoing, shall be liable to the Company or to any other Member for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (a) such Person acted in good faith and in a manner such Person reasonably believed to be within the scope of such Person’s authority, and (b) such Person’s conduct did not constitute fraud, gross negligence or intentional misconduct.

6.9.9 Insurance. The Board, on behalf of the Company, may cause the Company to purchase and maintain insurance, at the expense of the Company and to the extent available, for the protection of Indemnitees against any liability incurred by such Persons in any such capacity or arising out of any such Person’s status as such, whether or not the Company has the power to indemnify such Persons against such liability.

6.9.10 Notice. If any Indemnitee believes that it has a claim for indemnification under this Section 6.9 (a “Claim”), such Indemnitee shall so notify the Company, promptly in writing describing such Claim, the amount thereof, if known, and the method of computation of such Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claim shall have arisen.

6.9.11 Primary Indemnitors. Notwithstanding anything to the contrary in this Section 6.9, to the maximum extent permitted by applicable law, to the extent any Indemnitee is also entitled to be indemnified by, or receive advancement of expenses from, any source other than the Company or its Affiliates (such other sources being referred to collectively as the “Primary Indemnitors”), with regard to any Liabilities, it is intended that (a) the Primary Indemnitors shall be the indemnitor of first resort (i.e., their obligations to such Indemnitee are primary and any obligation of the Company or its Affiliates to provide indemnification or advancement for the same Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Liabilities) incurred by such Indemnitee are secondary); (b) the Company’s obligation, if any, to indemnify or advance expenses to such Indemnitee shall be reduced by any amount that such Indemnitee collects as indemnification or advancement from the Primary Indemnitors; and (c) if the Company or any Affiliate thereof pays or causes to be paid, for any reason, any amounts that should have been paid by the Primary Indemnitors, then (i) the Company or such Affiliates thereof, as applicable, shall be fully subrogated to all rights of the relevant Indemnitee with respect to such payment, and (ii) each relevant Indemnitee shall assign to the Company or such Affiliate thereof all of the Indemnitee’s rights to advancement or indemnification with respect to such payment from or with respect to the Primary Indemnitors. As between the Company and its direct and indirect subsidiaries, any indemnification obligations of such subsidiaries in respect of Liabilities shall be primary over the obligations of the Company.

6.9.12 Certain Actions. Notwithstanding anything to the contrary in this Section 6.9, unless otherwise determined by the Board, this Section 6.9 does not apply to any Action by the Company, the Managers or their respective Affiliates against any Officer or employee of the Company or its Affiliates, including any Action to enforce any rights under any employment or similar agreement.

Section 6.10 Non-Competition and Non-Solicitation.

6.10.1 Non-Competition. Each of Rentech Parent and Graanul hereby covenants and agrees, as a material inducement to each other Member’s entering into this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, that such party will not (and shall procure that none of its Affiliates will), during the Exclusivity Period or, if earlier, until the dissolution of Company in accordance with Section 8.2 (the “Restricted Period”), directly or indirectly, become a Competitor, or own any interest in or extend credit to any Competitor, or, in the Restricted Area, or any portion thereof, otherwise be employed or retained by (e.g., as a contractor or consultant to, for or with) any Competitor; provided that the foregoing restrictions shall not apply with respect to (a) any activities conducted by or through the Company or its Subsidiaries in accordance with this Agreement, (b) any New Mill Project offered to the Company that has not yet become or does not become an Approved Project in accordance with Section 6.6.1, or (c) any Existing Mill in which Graanul is offered the opportunity to invest in accordance with Section 6.7.1, and in which Graanul chooses not to invest. The provisions of this Section 6.10.1 shall not be deemed or construed to prohibit any Member from purchasing on the open market (and continuing to own) up to 5% of the issued shares of any company whose common stock is listed for trading on any national securities exchange.

6.10.2 Non-Solicitation. Each of Rentech Parent, Rentech and Graanul further agrees that, during the Restricted Period, it will not (and shall procure that none of its Affiliates shall), directly or indirectly, solicit, induce or encourage any executive or management-level employee of any other Member, its Affiliates, the Company or its Subsidiaries to curtail or terminate such person’s employment with such Member, its Affiliates, the Company or its Subsidiaries; provided, however, that any Member may engage in general solicitations for employees in the ordinary course of business.

6.10.3 Acknowledgement. The Members specifically acknowledge that the covenants set forth in this Section 6.10 are reasonable, necessary and enforceable to protect the legitimate interests of the Company and the Members, and that the Members would not have entered into this Agreement in the absence of such covenants.

Section 6.11 Other Activities. Subject in each case to Sections 6.6.1, 6.7.1 and 6.10.1: (a) each Member and its Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its Subsidiaries, and (i) neither the Company, its Subsidiaries nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member or its Affiliates (or to the income or proceeds derived therefrom), (ii) the pursuit of such other venture or activity shall not be deemed wrongful or improper and (iii) no Member or Affiliate thereof shall be required to provide any notice to, or receive any approval from, or effect any sharing with, any of the other Members or the Company or its Subsidiaries; (b) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of a Member or its Affiliates, and no such Person shall have any obligation to the Company, its Subsidiaries or its Members with respect to any opportunity; and (c) none of the Members or their respective Affiliates shall (to the fullest extent permitted by law) be deemed to have breached their fiduciary duties, if any, to the Company by reason of engaging in any such activity.

Section 6.12 No Duty.

6.12.1 No Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Members, the Managers or any of their respective Affiliates, or to the extent determined by the Board in its sole discretion, any Officer of the Company (collectively, the “Participants”). Further, each Member hereby waives any and all fiduciary duties owed to the Company or to such Member by any Participant (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, each Member recognizes, acknowledges and agrees that the duties and obligations of the Participants to the Company and each other Member are only as expressly set forth in this Agreement. To the maximum extent permitted by law, no Participant shall owe any duty (including any fiduciary duty) to the Company or to any Member other than a duty to act in accordance with the implied contractual covenant of good faith and fair dealing. The parties hereto acknowledge and agree that any Participant acting in accordance with this Agreement shall (a) be deemed to be acting in compliance with such implied contractual covenant, and (b) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Participant otherwise existing at law or in equity in respect of the Company or this Agreement, are agreed by all parties hereto to replace fully and completely such other duties and liabilities.

6.12.2 Applicable Standards. Subject to Section 6.9.1 but notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, (a) whenever in this Agreement a Participant is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, the Participant shall be entitled to take into account only such interests and factors as it desires (including its own interests) or (ii) in its “good faith” or under another expressed standard, the Participant shall act under such express standard and shall not be subject to any other or different standards, and (b) whenever in this Agreement the Board or any Manager is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, each Manager shall be entitled to take into account only such interests and factors as it desires (including its own interests) or (ii) in its “good faith” or under another expressed standard, each Manager shall act under such express standard and shall not be subject to any other or different standards.

6.12.3 Reliance. A Participant may consult with legal counsel and accountants (and other similar experts) and any act or omission suffered or taken by a Participant on its own behalf or, to the extent consistent with its authority granted in this Agreement, on behalf of the Company, in good faith in reliance upon and in accordance with the advice of such counsel or accountants (or other similar experts) will be full justification for any such act or omission, and such Participant will be fully protected (and shall not be liable to the Company, any Member, or any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement) in so acting or omitting to act, so long as such counsel or accountants (or other similar experts) were selected with reasonable care.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

Section 7.1 Transfers.

7.1.1 Transfer Restriction, Lock-in Period. No Member or Assignee may Transfer all or any portion of its Interest (or beneficial interest therein) without the prior written consent of each of the Members, except that such consent shall not be required in connection with any Transfer of all or any portion of a Member’s Interest (or beneficial interest therein) (a) to any Permitted Transferee or (b) in accordance with Section 7.7, 7.8 or 7.9. Furthermore, each of Graanul and Rentech Parent have agreed that for a period ending on the earlier of (i) three years after the date of this Agreement and (ii) the end of the Exclusivity Period, neither of them or their Affiliates may Transfer all or any portion of their Interest (or beneficial interest therein), whether held directly or indirectly, without the prior written consent of all Members, not to be unreasonably withheld (except for a Transfer to any Permitted Transferee, as permitted by this Agreement).

7.1.2 Indirect Transfers.

(a) If Rentech Parent or Graanul Transfers the Equity Interests of a Subsidiary of such Person that indirectly holds Interests (an “Intermediate Subsidiary”), then for purposes of this Article 7, the Interests indirectly held by Rentech Parent or Graanul, as applicable, shall deemed to be Transferred by virtue of the Transfer of the Equity Interests of the Intermediate Subsidiary. Any direct or indirect Transfer of an Interest by Graanul or Rentech Parent through the direct or indirect Transfer of Equity Interests in any Intermediate Subsidiary shall be subject to the same restrictions and limitations as applied under this Agreement to Transfers of an Interest in the Company. Graanul and Rentech Parent shall all times procure that no such Transfers shall occur contrary to the requirements of this Agreement.

(b) Consistent with the intentions of this Article 7, each Member, Graanul and Rentech Parent agrees that it shall not, without the prior written consent of each other Member: (i) dissolve; (ii) liquidate; (iii) merge; (iv) issue or permit the direct or indirect Transfer of any of its own Equity Interests if such dissolution, liquidation, merger, issuance or Transfer would result in (A) with respect to Rentech and Rentech Parent, such Equity Interests not being Controlled, directly or indirectly, by Rentech Parent, or (B) with respect to a Permitted Transferee of Graanul (if applicable), such Equity Interests not being Controlled, directly or indirectly, by Graanul; provided, however, that such consent shall not be required in connection with any Transfer of all or a portion of a Member’s Equity Interests (1) to any Permitted Transferee (provided that all Member’s Equity Interests are directly or indirectly held by one or several wholly owned Subsidiaries of Rentech Parent or Graanul) or (2) subject to the second sentence of Section 7.1.1, in accordance with Section 7.7, 7.8 or 7.9. In case Rentech Parent or Graanul, as applicable, holds its Equity Interest in the Company through several Subsidiaries then, for the purposes of this Agreement, (A) all such Subsidiaries of Rentech Parent shall be deemed to be acting jointly as one Member (jointly referred to as Rentech) under this Agreement and shall exercise their rights and perform their obligations jointly as one party (all such legal entities to be jointly and severally liable to the other Member(s) for performance of their obligations hereunder), and (B) all such Subsidiaries of Graanul shall be deemed to acting jointly as one Member (jointly referred to as Graanul) under this Agreement and shall exercise their rights and perform their obligations jointly as one party (all such legal entities to be jointly and severally liable to the other Member(s) for performance of their obligations hereunder).

7.1.3 Parent Transfers. Notwithstanding anything to the contrary contained in this Agreement, a Transfer of the Equity Interests of Rentech Parent or Graanul (including by merger, consolidation or similar transaction) shall not breach this Agreement or require the consent of the Board, the Members or any other Person under this Agreement.

7.1.4 Void Transfers. To the fullest extent permitted by law, any purported Transfer which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

Section 7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, and to the fullest extent permitted by law, any otherwise permitted Transfer shall be null and void (unless waived by the Board) if:

(a) such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(b) such Transfer may require the registration of such Transferred Interest or other Interests pursuant to any applicable federal or state securities laws;

(c) such Transfer may cause the Company to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b);

(d) such Transfer may involve Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Regulations Section 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Regulations Section 1.7704-1(d)(2)) by the Company);

(e) such Transfer may cause the Company to fail to meet the “private placement” safe harbor or any other safe harbor from treatment as a “publicly traded partnership” selected by the Board, as described in Regulations Section 1.7704-1;

(f) such Transfer may subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(g) such Transfer may result in a violation of applicable laws, regulations or administrative orders;

(h) such Transfer is made to any Person who may lack the legal right, power or capacity to own such Interest;

(i) the Company does not receive written instruments (including, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Requisite Members;

(j) such Transfer is made to a Competitor or any Affiliate thereof;

(k) (other than Transfers to a Permitted Transferee) such Transfer is not made to a bona fide third party solely for cash consideration payable upon the consummation of the Transfer;

(l) (other than Transfers to a Permitted Transferee) such Transfer is made in violation of the second sentence of Section 7.1.1;

(m) (other than Transfers to a Permitted Transferee) such Transfer does not include the transfer of all of the relevant Member’ Interests and member loans together to the transferee; or

(n) such Transfer does not include the transfer of all other rights and obligations of the relevant Member under this Agreement to the transferee.

Section 7.3 Rights of Assignees. Until such time, if any, as a transferee of any Transfer permitted pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (a) such transferee shall be an Assignee only, and only shall receive from the Company, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member which Transferred its Interest would be entitled, (b) such Assignee shall not have any right or interest greater than that of the Interest from which its interest is derived, (c) such Assignee shall be subject to all of the obligations of, and restrictions applicable to, the Interest (or portion thereof) from which its interest is derived (including any Capital Contribution obligations) (provided that the transferring Member shall not be released from its obligations to make Capital Contributions should the Assignee fail to meet such obligations in a timely manner, nor shall the transferring Member otherwise be relieved of any of the obligations or restrictions applicable to it hereunder), (d) such Assignee shall have a separate Capital Account, which Capital Account shall be maintained in a manner consistent with this Agreement, and (e) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member (including any rights to vote or participate in the management of the Company or any right to information concerning the business and affairs of the Company), such other rights relating to, or in connection with, such Interest, remaining with the Transferring Member. In such a case, the Transferring Member shall remain a Member even if it has Transferred its entire Interest to one or more Assignees until such time as each Assignee is admitted to the Company as a Substitute Member pursuant to Section 7.5. In the event any Assignee desires to make a further assignment of any Interest, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

Section 7.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 3.4, Section 7.5, Section 7.7, Section 7.8 or Section 7.9. No Member shall be entitled to retire or withdraw from being a Member of the Company, nor shall any Member be removed or redeemed from the Company, except (a) in accordance with Section 7.6, or (b) at the direction or with the consent of the Board (which consent may be given or withheld in the Board’s discretion). No admission, withdrawal, removal or redemption of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal, removal or redemption which is not in accordance with this Agreement shall be null and void. If any Member is removed pursuant to this Section 7.4, such Member shall receive consideration for its Interest equal to the fair market value of such Interest as determined by the Board in good faith.

Section 7.5 Admission of Assignees as Substitute Members.

7.5.1 Conditions. An Assignee shall become a Substitute Member only if and when each of the following conditions is satisfied:

(a) The Assignee sends written notice to the Board requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Interest transferred, and the effective date of the Transfer;

(b) The Board receives from the Assignee (i) such information concerning the Assignee’s financial capacities and investment experience as the Requisite Managers may request, and (ii) written instruments (including copies of any instruments of Transfer, such Assignee’s consent to be bound by this Agreement as a Substitute Member and confirmation that such Assignee is able to and does make each of the representations set forth in Section 9.2) that are in a form satisfactory to the Requisite Managers; and

(c) The Requisite Managers consent in writing to such admission, which consent may be given or withheld in the Requisite Managers’ sole discretion.

7.5.2 Books and Records. Upon the admission of any Substitute Member, the books and records of the Company shall be amended by the Board to reflect the name, address and initial Capital Account, Units and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and then-current Capital Account, Units and Percentage Interest of the predecessor of such Substitute Member.

Section 7.6 Withdrawal of Members. If a Member has transferred all of its Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

Section 7.7 Take-Along Rights.

7.7.1 Election to Sell. Subject to the second sentence of Section 7.1.1, if any Member or Members elect to sell 50% or more of the total Interests (or Rentech Parent or Graanul elects to sell all of the Equity Interests of one or more Intermediate Subsidiaries that collectively indirectly hold 50% or more of the total Interests), then the Member(s) that are selling the Interests (or, in the case of a sale of Equity Interests of the Intermediate Subsidiaries, Rentech Parent or Graanul, as applicable) (the “Selling Member(s)”) shall notify each other Member holding less than 20% of the total Interests (each, a “Take-Along Member”) in writing at least 30 days prior to the consummation of such transaction. If the Selling Member(s) delivers such notice: (a) each Take-Along Member shall be deemed to approve the proposed transaction; (b) to the extent any vote or consent to such transaction is required, each Take-Along Member shall vote for and consent to such transaction (including on behalf of all of its Interests and on behalf of all Interests with respect to which such Take-Along Member has the power to direct the voting) and shall waive any dissenter’s rights, appraisal rights or similar rights which such Take-Along Member may have in connection therewith; (c) no Take-Along Member shall raise any objections to the proposed transaction, (d) each Take-Along Member shall agree to sell up to all of its Interests (as determined by the Selling Member(s)) on the same terms and conditions as the Selling Member(s) (provided that proceeds will be shared among the Members as described in Section 7.7.2); (e) each Take-Along Member shall execute all documents reasonably required to effectuate such transaction, as determined by the selling Member(s); (f) each Take-Along Member shall be obligated to provide the same representations, warranties, covenants, agreements, indemnities (on a pro rata basis (but not a joint and several basis), provided that no indemnification obligation of any Take-Along Member shall exceed the consideration received by such Take-Along Member for the sale of its Interests) and other obligations that the Selling Member(s) agrees to provide in connection with such transaction (other than any such obligations that relate specifically to a particular holder of Interests, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of such Person’s Interests); and (g) each Take-Along Member shall take all other actions reasonably necessary or desirable, as determined by the Selling Member(s), to cause the consummation of such transaction on the terms proposed by the Selling Member(s). If the consummation of a proposed sale would result in the Transfer of 100% of the Interests of the Company, then the Selling Member(s) may in their sole discretion elect to cause the Company to structure such sale as a merger or consolidation or as a sale of the Company’s assets; provided that such structure would not have a material disproportionate adverse effect on the after-tax amount of consideration the Take-Along Members (as compared to the Selling Member(s)) would receive as a result of such sale.

7.7.2 Conditions. The obligations of each Take-Along Member with respect to the proposed sale are subject to the condition that upon the consummation of the transaction, such Take-Along Member shall receive the same form of consideration as the Selling Member(s), and the net proceeds of such sale shall be paid to the Selling Member(s) and each Take-Along Member in the relative proportions that each such Member would receive if the Interests sold in such transaction constituted all of the Interests of the Company and the net proceeds of such sale were distributed to the Members participating in such transaction (and solely in respect of the Interests participating in such transaction) pursuant to Section 4.1.2.

7.7.3 Costs. If a proposed sale is consummated, then to the extent reasonably practicable the Company shall bear all costs of sale of the Interests pursuant to such transaction, provided that if for any reason the Company does not bear all such costs, each Take-Along Member shall bear a pro rata share (based upon the relative aggregate amounts of consideration received by such Take-Along Member as compared to the aggregate amounts received by the Selling Member(s) and all other Take-Along Members) of all costs of sale of the Interests pursuant to such transaction to the extent such costs are not otherwise paid by the Company or the acquiring party. Costs incurred directly by any Take-Along Member in connection with the transaction shall not be considered costs of the transaction hereunder.

Section 7.8 Right of First Refusal. Subject to the second sentence of Section 7.1.1, prior to any Transfer of Interests by Rentech or Graanul (or the Transfer of Equity Interests in an Intermediate Subsidiary by Rentech Parent or Graanul) (other than any Transfer pursuant to Section 7.7, Section 7.9 or to any Permitted Transferee), the Member Transferring such Interests (or, if applicable, Rentech Parent or Graanul, in case of Transfer of Equity Interests in any Intermediate Subsidiary by Rentech Parent or Graanul) shall deliver a written notice (a “ROFR Offer Notice”) to Graanul or Rentech, respectively (the “ROFR Offeree”). The ROFR Offer Notice shall disclose in reasonable detail the portion of such Member’s Interest to be Transferred (directly or indirectly), the proposed terms and conditions of the Transfer (including the type and amount of consideration therefor), the identity of the prospective transferee(s) and such Member’s willingness to consummate the Transfer. The ROFR Offeree shall have a period of 30 days from receipt of the ROFR Offer Notice (the “ROFR Election Period”) during which it may elect to purchase all but not less than all of the Interest specified in the ROFR Offer Notice at the price and on the terms specified therein by delivering written notice of such election to such Member (or, if applicable, to Rentech Parent or Graanul, in case of Transfer of Equity Interests in any Intermediate Subsidiary by Rentech Parent or Graanul). If the ROFR Offeree has elected to purchase the Interest from such offering Member, the Transfer of such Interest shall be consummated as soon as practical after the delivery of the election notice contemplated by this Section 7.8 to such Member, but in any event within 90 days after the expiration of the ROFR Election Period. If the ROFR Offeree has elected not to purchase the Interest being offered, such Member may, within 30 days after the expiration of the ROFR Election Period, and subject to the other provisions of this Article 7, Transfer such Interest specified in the ROFR Offer Notice to one or more third parties at a price no less than the price specified in the ROFR Offer Notice and on other terms no more favorable to the transferees thereof than those that were offered to the ROFR Offeree in the ROFR Offer Notice. If such Interest is not sold within such 30-day period, no part of such Interest shall thereafter be Transferred without first complying with the provisions of this Section 7.8. The purchase price specified in any ROFR Offer Notice shall be payable by the ROFR Offeree solely in cash at the closing of the transaction or, if agreed to by the offering Member, in installments over time and/or using consideration other than cash, provided that if the consideration for the proposed Transfer identified in the ROFR Offer Notice is of a form other than cash, the ROFR Offeree shall have the option to pay the purchase price in cash or using substantially the same form of non-cash consideration as that contemplated by the proposed Transfer identified in the ROFR Offer Notice.

Section 7.9 Co-Sale Rights.

7.9.1 Proposed Transfer. Subject to the second sentence of Section 7.1.1, in the event Rentech Parent, Rentech or Graanul proposes to Transfer all or any portion of its Interest (or Rentech Parent or Graanul proposes to Transfer all or any portion of the Equity Interests of one or more Intermediate Subsidiaries that indirectly hold Interests) (for purposes of this Section 7.9, the “Co-Sale Interest”) other than to any Permitted Transferee or pursuant to Section 7.7, the Member Transferring such Interests (or, if applicable, Rentech Parent or Graanul, in case of Transfer of Equity Interests in an Intermediate Subsidiary) shall deliver a written notice (the “Co-Sale Notice”) to Graanul or Rentech, as applicable (the “Co-Sale Offeree”), at least 30 days prior to making such Transfer, specifying the identity of the prospective transferee(s) (to the extent then known), the portion of such Member’s Interest to be Transferred (directly or indirectly) (the “Co-Sale Participation Percentage”), and a brief summary of the material terms and conditions of the Transfer. The Co-Sale Offeree may elect to participate in the contemplated Transfer at the same price (determined on a pro rata basis) and on the same terms and conditions by delivering written notice to the Transferring Member as soon as practical, but in any event within 15 days after delivery of the Co-Sale Notice, which notice shall specify the percentage of its Interest that the Co-Sale Offeree desires to include in such proposed Transfer, provided that such percentage shall not exceed the Co-Sale Participation Percentage. If the Co-Sale Offeree elects to participate in the Transfer the Co-Sale Offeree shall receive the same form of consideration as the Transferring Member, and the net proceeds of such sale shall be paid to the Transferring Member and the Co-Sale Offeree in the relative proportions that each such Member would receive if the Interests sold in such transaction constituted all of the Interests of the Company and the net proceeds of such sale were distributed to the Members participating in such transaction (and solely in respect of the Interests participating in such transaction) pursuant to Section 4.1.2. If the Co-Sale Offeree does not give notice of its election to participate prior to the expiration of the 15-day period for giving such notice, then the Transferring Member may Transfer the Co-Sale Interests to one or more third parties at a price no less than the price specified in the Co-Sale Notice and on other terms no more favorable to the Transferring Member than those that were offered to the Co-Sale Offeree in the Co-Sale Notice at any time within 30 days after expiration of such 15-day period for giving notice (provided, that if any governmental or other third party approval is required with respect to such Transfer, then such period shall be extended until a reasonable time after such approvals are obtained). Any Co-Sale Interest not Transferred by the Transferring Member during such 30-day period (as such period may be extended pursuant to the immediately preceding sentence) shall again be subject to the provisions of this Section 7.9 prior to any subsequent Transfer.

7.9.2 Terms and Conditions. No Co-Sale Interests shall be Transferred to any prospective transferee if such prospective transferee declines to purchase Interests from the Co-Sale Offeree, unless the Transferring Member acquires from the Co-Sale Offeree the percentage of its Interest that such Co-Sale Offeree requested to Transfer to such transferee on the same price, terms and conditions as would be applicable in a direct sale of such Interest to the proposed transferee. The Transferring Member will endeavor to facilitate the purchase by any prospective transferee of Interests held by the Co-Sale Offeree which are not eligible for co-sale pursuant to this Section 7.9 if and to the extent the Co-Sale Offeree wishes to include such interests in the Transfer, but neither the Transferring Member nor any other Person shall be liable if the prospective transferee declines to do so.

7.9.3 Costs and Expenses. Each Member shall pay its own costs of any sale and a pro rata share (based on the relative consideration to be received by such Member in respect of the Interests to be sold) of the expenses incurred by the Company in connection with such Transfer to the extent such costs are not otherwise paid by the acquiring party.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

Section 8.1 Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

Section 8.2 Exclusive Causes. Notwithstanding the Act, the following (and only the following) events shall cause the Company to be dissolved, liquidated and terminated:

(a) by written election of the Requisite Members; or

(b) at any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

Section 8.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5 and its Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

Section 8.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

Section 8.5 Liquidation.

8.5.1 Liquidator. Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Board (or such other Person as the Board may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting from the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows:

(a) First, to the creditors of the Company (including to Members who are creditors to the extent permitted by law) in satisfaction of liabilities of the Company, and to the setting up of any reserves for contingencies which the Liquidator may consider necessary or appropriate; and

(b) Thereafter, to the Members in accordance with Section 4.1.2.

8.5.2 Undue Loss. Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss and to the extent not then prohibited by the Act, may either (a) defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable reserves for, the Company’s debts and obligations, or (b) distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 8.5.1.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Amendments.

9.1.1 Additional Members. Each Additional Member and Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Board shall determine. By so signing, each Additional Member and Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 Amendments. No amendment may be made to this Agreement without the consent of the Requisite Members. Notwithstanding the foregoing, the Board may amend Exhibit A hereto from time to time as contemplated by Section 3.1.

Section 9.2 Member Representations and Warranties. Each Member (solely on behalf of itself and not with respect to any other Member) hereby represents, warrants, covenants and acknowledges as follows:

9.2.1 Generally. As of the Effective Date:

(a) Such Member is duly incorporated, organized or formed, validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b) Such Member has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Member. This Agreement has been duly executed and delivered by such Member and constitutes the legally valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by United States federal or state securities laws.

(c) The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any applicable law, rule or regulation; or (iv) any order, writ, judgment or decree applicable to it, except (in case of each of the foregoing clauses (i), (iii) and (iv)) as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Member, the Company or the transactions contemplated hereby.

(d) All material consents, licenses, approvals and authorizations, if any, and all material filings and registrations, required from any governmental body, authority, bureau or agency for or on the part of such Member or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained on or prior to the Effective Date.

9.2.2 Investment Representations.

(a) Such Member is acquiring its Interest for its own account and not for the account of any other Person. Such Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such Member understands that the sale and issuance of the Interests has not been registered under the Securities Act, applicable state securities laws or the securities or similar laws of any other jurisdiction whatsoever, and, therefore, the Interests cannot be sold, resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the securities and similar laws of each applicable jurisdiction, or unless exemptions from such registration requirements are available. Such Member understands that dispositions of its Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Interests in any jurisdiction whatsoever or to assist Members in complying with any exemption from registration under the securities or similar laws of any jurisdiction whatsoever.

(b) Such Member understands that it may bear the economic risk of an investment in an Interest for an indefinite period of time, and such Member’s financial situation is such that it can afford to bear the economic risk of holding its Interest for an indefinite period of time and suffer a complete loss of its investment in the Company.

(c) Such Member further acknowledges that there are substantial risks in making an investment in the Company (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Interest is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.

(d) Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transactions provided for herein, making Capital Contributions, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Net Profits and Net Losses), cash flows or funds from operations have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member.

(e) Unless otherwise indicated by such Member to the Company in writing prior to the date of such Member’s admission to the Company, such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) is a partnership, corporation, limited liability company, trust or estate with total assets in excess of $5,000,000 and has not been formed for the specific purpose of acquiring the Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D. Unless otherwise indicated by such Member to the Company in writing prior to the date of such Member’s admission to the Company, such Member, or each beneficial owner of such Member, is a “qualified purchaser” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

9.2.3 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2 shall survive the expiration or sooner termination of this Agreement.

Section 9.3 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Company shall be kept on the accrual method of accounting for tax and financial reporting purposes. The fiscal year of the Company for tax and accounting purposes (the “Fiscal Year”) shall be the calendar year or on such other date as permitted or required under the Code as the Board shall determine.

Section 9.4 Entire Agreement. This Agreement, together with any Exhibits hereto and any joinder documents entered into after the Effective Date, sets forth the entire agreement among the parties hereto relating to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings among the parties hereto pertaining to the subject matter hereof. No party shall have any liability for any matter not expressly contained in this Agreement, any Exhibits hereto, or any joinder documents, in each case other than for fraud (including fraudulent misrepresentation).

Section 9.5 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement. Each Member hereby undertakes to take any action necessary or convenient to implement any matter approved in accordance with this Agreement.

Section 9.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by electronic mail, or (c) sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Company, to the Company c/o Rentech, 10877 Wilshire Blvd., Suite 600, Los Angeles, CA 90024, United States, Attention: Sean Ebnet, or to such other address as the Company may from time to time specify by notice to the Members; and (ii) if to a Member, to such Member at the address set forth on Exhibit A hereto, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) the date of electronic, written or oral confirmation of receipt, if sent by electronic mail, (C) the date of confirmed receipt, if sent by facsimile, or (D) the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 9.7 Tax Matters.

9.7.1 Tax Matters Partner. Rentech shall be designated as and shall serve as the initial “Tax Matters Partner” (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company, and as the Tax Matters Partner, Rentech shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. Successor Tax Matters Partners may be designated with the written consent of the Board.

9.7.2 Elections. The Tax Matters Partner may make any elections with respect to the Company for federal income and all other tax purposes as it deems appropriate, in its sole discretion. Notwithstanding the foregoing, in the event of a transfer of all or any portion of an Affected Member’s Interest, the Tax Matters Partner shall adjust the basis of the Company’s property pursuant to Code Section 754.

9.7.3 Income Tax Returns. Income tax returns of the Company may be prepared by such certified public accountant(s) as the Tax Matters Partner may retain at the expense of the Company.

Section 9.8 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

Section 9.9 Binding Effect. Except as otherwise expressly provided herein, this Agreement will be binding upon and will inure to the benefit of the Members, their respective heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an Interest, whether as Assignees, Substitute Members, Members or otherwise.

Section 9.10 Severability. If any provision of this Agreement as applied to any party or any circumstances is determined by an arbitrator or any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then the Members agree that such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

Section 9.11 Confidentiality. Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the Board. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that: (a) prior to disclosing such confidential information, a party shall notify the Board thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; and (b) such party shall, if requested by the Board, provide reasonable cooperation with the Board to protect the continued confidentiality thereof. The provisions of this Section 9.11 shall survive: (i) a Member’s ceasing to be a member of the Company for any reason, and (ii) the termination of the Company.

Section 9.12 Interpretation.

9.12.1 Interpretation. All references in this Agreement to Articles, Sections, clauses, subparagraphs and Exhibits shall be deemed to be references to Articles, Sections, clauses and subparagraphs of, and Exhibits to, this Agreement unless the context shall otherwise require. The Exhibits attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this “Agreement” shall include all Exhibits attached hereto). Words in the singular include the plural, and words in the plural include the singular. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a “party” or “parties” mean a party or parties to this Agreement unless the context requires otherwise, and all references to any party shall mean and include such party, its successors and permitted assigns unless the context otherwise requires. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

9.12.2 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.

9.12.3 Dollars. Any and all payments under this Agreement shall be paid in United States Dollars. All references to “$” herein mean United States Dollars.

Section 9.13 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Company or any creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

Section 9.14 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts together shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. This Agreement may be executed through delivery of duly executed signature pages by facsimile or electronic mail.

Section 9.15 Waiver.

9.15.1 No Implied Waiver. No delay, failure or omission on the part of any party hereto in exercising any right, power, remedy or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement or otherwise available to any party under applicable law shall impair any such right, power, remedy or privilege, or affect the right of such party thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy or privilege. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other parties, or the obligations of the party to whom such extension or indulgence is granted. The failure at any time of any party to require performance by any other parties of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by the other parties constitute a waiver of any succeeding breach of the same or any other obligation itself.

9.15.2 Requirements for Waiver. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 9.16 Limitation on Liability. Except as otherwise expressly provided herein, no Member and no Affiliate of any Member (in its capacity as such) shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a (a) Member of the Company or (b) an Affiliate of such Member.

Section 9.17 Consents. Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

Section 9.18 Company Name. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.

Section 9.19 Ownership of Company Property. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as Company Assets. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.

Section 9.20 Force Majeure. The parties to this Agreement shall be excused from performance of their obligations under this Agreement where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

Section 9.21 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors.

Section 9.22 Headings. The headings of all Articles and Sections contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

Section 9.23 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Article 2 (Definitions), Section 3.9 (Liability of Members), Section 6.9 (Indemnification by Company), Section 9.2 (Member Representations and Warranties), Section 9.5 (Further Assurances), Section 9.6 (Notices), Section 9.8 (Governing Law) and Section 9.11 (Confidentiality) (and any other provision herein necessary for the effectiveness of the foregoing sections) shall survive any (a) termination of this Agreement, (b) any Transfer by a Member and (c) the dissolution or termination of the Company.

Section 9.24 Non-Disparagement.

9.24.1 No Non-Disparagement. Each Member agrees that it and its Affiliates shall not, directly or indirectly, engage in any conduct or make any statement (orally or in writing) or release any information that damages the reputation of, or otherwise disparages, defames or criticizes the Company, the Members or any of their respective Affiliates or successors.

9.24.2 Exceptions. This Section 9.24 shall not prohibit or restrict any Person from taking any action requested or required by applicable law or regulation or engaging in any conversation subject to any attorney-client, spousal or other similar privileged status (provided that any Person making any such disclosures subject to attorney-client privilege shall not waive such privilege). Furthermore, this Section 9.24 shall not prohibit or restrict any Person from enforcing this Agreement as a party in any proceeding instituted for such purpose; provided that any party seeking to enforce this sentence shall take all reasonably available steps to preserve the confidentiality of the same, including to the extent permitted by applicable law, filing it under seal and seeking (or cooperating in seeking) a protective order.

Section 9.25 Parent Guarantees.

9.25.1 Rentech Parent Guarantee. To induce Graanul to enter into this Agreement, Rentech Parent absolutely, unconditionally and irrevocably guarantees to Graanul (and its successors and assignees) the due and punctual payment and performance of any and all obligations of Rentech and any other Affiliate of Rentech Parent that becomes a Member under this Agreement (and their successors and transferees), provided that such obligations are subject to any limitations and conditions thereon set forth in this Agreement (“Rentech Obligations”). A separate action or actions may be brought and prosecuted against Rentech Parent to enforce this Section 9.25.1, but only from and after such time as Rentech, such Affiliates (or any of their successors or transferees) has breached or failed to perform their applicable Rentech Obligations. Rentech Parent reserves the right to assert any and all defenses which Rentech, such Affiliates (or any of their successors or transferees) may have to payment or performance of any Rentech Obligations. For the avoidance of doubt, Rentech Parent’s guarantee undertaking under this Section 9.25.1 shall be in addition to Rentech Parent’s other separate and independent obligations and liabilities to Graanul (and its successors and transferees) under Section 3.8, Section 6.6, Section 6.7, Section 6.10 and Article 7. For the avoidance of doubt, Rentech Parent’s guarantee undertaking and other undertakings under this Agreement shall remain valid and binding (a) in respect of Graanul and any and all of its Affiliates who will become Members of the Company as a result of any Transfer after the date hereof in accordance with this Agreement; and (b) shall secure the due and punctual payment and performance of any and all obligations of Rentech’s successors and transferees who will become Members after the date hereof (to the extent such obligations are Rentech Obligations). Rentech Parent’s guarantee undertaking under this Section 9.25.1 shall terminate upon the Transfer of all of Rentech’s direct or indirect Interest in the Company to a third Person but only provided that Rentech Parent ceases to be a direct or indirect holder of any Interest in the Company and such Transfer has been made (i) in accordance with the second sentence of Section 7.1.1 and (ii) in accordance with the other terms and conditions of this Agreement.

9.25.2 Graanul Guarantee. To induce Rentech to enter into this Agreement, Graanul absolutely, unconditionally and irrevocably guarantees to Rentech (and its successors and assigns) the due and punctual payment and performance of any and all obligations of any Affiliate of Graanul that becomes a Member under this Agreement (and their successors and transferees), provided that such obligations are subject to any limitations and conditions thereon set forth in this Agreement (“Graanul Obligations”). Graanul’s guarantee undertaking under this Section 9.25.2, shall become into force only as of the moment Graanul Transfers its Interest in the Company to a Permitted Transferee of Graanul. A separate action or actions may be brought and prosecuted against Graanul to enforce this Section 9.25.2, but only from and after such time as such Affiliate of Graanul (or any of their successors or transferees) has breached or failed to perform its applicable Graanul Obligations. Graanul reserves the right to assert any and all defenses which such Affiliate of Graanul (or any of their successors or transferees) may have to payment or performance of any Graanul Obligations. Upon Transfer of Graanul’s Interest in the Company to a Permitted Transferee of Graanul, Section 6.6, Section 6.7, Section 6.10 and Article 7 shall remain valid and binding upon Graanul as its separate and independent obligations and liabilities to Rentech (and its successors and transferees). For the avoidance of doubt, Graanul’s guarantee undertaking and other undertakings under this Agreement shall remain valid and binding (a) in respect of Rentech and any and all of its Affiliates who will become Members of the Company as a result of any Transfer after the date hereof in accordance with this Agreement; and (b) shall secure the due and punctual payment and performance of any and all obligations of Graanul’s successors and transferees who will become Members after the date hereof (to the extent such obligations are Graanul Obligations). Graanul’s guarantee undertaking under this Section 9.25.2 shall terminate upon the Transfer of all of Graanul’s direct or indirect Interest in the Company to a third Person but only provided that Graanul ceases to be a direct or indirect holder of any Interest in the Company and such Transfer has been made (i) in accordance with the second sentence of Section 7.1.1 and (ii) in accordance with the other terms and conditions of this Agreement.

Section 9.26 Effectiveness. This Agreement shall become a binding obligation of the parties hereto upon the execution and delivery of this Agreement by each such party. Notwithstanding the foregoing, the provisions of this Agreement shall become effective with respect to the parties hereto only on the closing date (the “Closing Date”) of the transactions under the Stock Purchase Agreement (the “Purchase Agreement”) among Rentech Parent, Rentech, the shareholders of Fulghum and Anthony M. Hauff. In the event that the Closing Date does not occur by May 6, 2013, then on such date this Agreement automatically shall terminate and be of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

THE MEMBERS:

RENTECH WP U.S. INC.

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Executive Vice President and Chief Financial Officer

GRAANUL INVEST AS

By:	/s/ Raul Kirjanen
Name:	Raul Kirjanen
Title:	CEO

OTHER PARTIES:

RENTECH, INC.

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Executive Vice President and Chief Financial Officer

COMPANY:

RENTECH GRAANUL, LLC

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Authorized Signatory

Signature Page to Amended and Restated Joint Venture and Operating Agreement of Rentech Graanul, LLC

EXHIBIT A

INITIAL MEMBERS, INITIAL CAPITAL CONTRIBUTIONS, INITIAL CAPITAL

ACCOUNT BALANCES

AND INITIAL PERCENTAGE INTERESTS

As of the Effective Date

Names and Addresses of Initial Members	Initial Capital Contributions (Cash or Gross Asset Value of Non-Cash Contributions)	Initial Capital Account Balance	Initial Units	Initial Percentage Interest
Rentech WP U.S. INC. 10877 Wilshire Blvd., Suite 600 Los Angeles, CA 90024 United States Attention : Sean Ebnet Email: sebnet@rentk.com	$6,000	$6,000	600	50.00%
Graanul Invest AS Humala 2 10617 Tallinn Estonia Attention: Raul Kirjanen Email:raul.kirjanen@graanulinvest.com	$6,000	$6,000	600	50.00%

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